UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Ernexa Therapeutics Inc.

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Ernexa Therapeutics Inc.

1035 Cambridge Street, Suite 18A Cambridge, Massachusetts 02141

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2025 annual meeting of stockholders of Ernexa Therapeutics Inc., a Delaware corporation, is scheduled to be held on June 2, 2025, at 11:00 a.m. Eastern Time for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect five nominees to the company’s board of directors;

2. To ratify the appointment of Grant Thornton LLP as the company’s independent registered public accounting firm for the 2025 fiscal year;

3. To consider and vote on a non-binding advisory resolution regarding the compensation of our named executive officers;

4. To consider and vote on a non-binding advisory basis regarding the frequency of future voting on the non-binding advisory vote on the compensation of our named executive officers;

5. To approve an amendment to our Restated Certificate of Incorporation, as amended (the “Restated Certificate”), in the form set forth on Appendix A attached to this Proxy Statement (“Amendment 1”), to effect a reverse stock split (the “Reverse Stock Split”) with respect to our issued and outstanding common stock, at a ratio of 1-for-10 to 1-for-15 (the “Range”), with the ratio at which the Reverse Stock Split would be effected (the “Effective Ratio”) to be a ratio within the Range to be determined at the discretion of our Board of Directors and included in a public announcement by the Company before the effectiveness of the Reverse Stock Split;

6. To approve an amendment to our Restated Certificate, in the form set forth on Appendix B attached to this Proxy Statement (“Amendment 2”), to allow for action required or permitted to be taken by stockholders of the company to be effected by written consent of such stockholders in addition to duly called annual or special meetings of such stockholders;

7. To approve an amendment to our Restated Certificate, in the form set forth on Appendix C attached to this Proxy Statement (“Amendment 3”), to increase the Company’s authorized shares of common stock from 100,000,000 to 150,000,000;

8. To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the potential issuance and sale of more than 20% of the Company’s issued and outstanding common stock, pursuant to our securities purchase agreement, dated March 31, 2025, with certain investors (the “SPA”).

9. To consider any other business that is properly presented at the meeting and any adjournment or postponement thereof.

The record date for the meeting is April [●], 2025. Stockholders owning the Company’s common stock at the close of business on the record date, or their legal proxy holders, are entitled to vote at the meeting.

The meeting will be a completely virtual meeting conducted via live audio webcast. You will be able to attend the meeting by visiting virtualshareholdermeeting.com/ERNA2025.

Your vote is very important. Please vote your shares promptly to ensure the presence of a quorum at the meeting. You may vote your shares over the Internet, via a toll-free telephone number, or by completing, signing, dating and returning the proxy or voting instruction card you received. Additional instructions on how to vote your shares are in the accompanying proxy statement. Whether or not you expect to attend the meeting, please vote at your earliest convenience.

By order of our board of directors,

Cambridge, Massachusetts
[DATE], 2025	Sanjeev Luther
President and Chief Executive Officer

ERNEXA THERAPEUTICS INC. PROXY STATEMENT

2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2025

You are receiving this proxy statement because you owned shares of common stock of Ernexa Therapeutics Inc., a Delaware corporation (“Ernexa”, “we,” “us,” “our” or the “Company”), as of April [●], 2025, which entitles you to vote those shares at the 2025 annual meeting of stockholders to be held on June 2, 2025, at 11:00 a.m. Eastern Time. In this proxy statement, we refer to the 2025 annual meeting of stockholders and any adjournments of or postponements thereof as the “meeting” or “annual meeting.”

Our proxy materials will be first sent or given to stockholders on or about [●], 2025. We are soliciting proxies pursuant to this proxy statement for use at the annual meeting.

Our Internet website and the information contained therein or linked thereto are not incorporated by reference or otherwise made a part of this proxy statement.

INFORMATION ABOUT THE MEETING

When and where is the annual meeting?

The annual meeting will be held on June 2, 2025, at 11:00 a.m. Eastern Time. The annual meeting will be a completely virtual meeting conducted via live audio webcast. You will be able to attend the annual meeting by visiting virtualshareholdermeeting.com/ERNA2025. There will not be a physical location for the annual meeting.

To participate in the annual meeting, you will need the 16-digit control number included on your proxy card or voting instruction form. The annual meeting will begin promptly at 11:00 a.m. Eastern Time on June 2, 2025. We encourage you to access the virtual meeting website prior to the start time. Online check-in will begin at 10:45 a.m. Eastern Time, and you should allow ample time to ensure your ability to access the meeting.

Technicians will be available to assist you if you experience technical difficulties accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page.

The chairman of the meeting has broad authority to conduct the annual meeting in an orderly manner, including establishing rules of conduct.

Who may attend the annual meeting?

Stockholders of record as of April [●], 2025 (which we refer to as the record date), or their duly appointed proxies, and our invited guests are permitted to attend the annual meeting.

What is the purpose of the annual meeting?

Our stockholders will be asked to vote on the proposals listed below at the annual meeting. Each share of our common stock has one vote on each matter.

Proposal 1:	To elect the five nominees for directors named in this proxy statement to hold office until our 2025 annual meeting of stockholders (the “Election of Directors Proposal”);

Proposal 2:	To ratify of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025 (the “Auditor Ratification Proposal”);

Proposal 3:	To consider and vote on a non-binding advisory resolution regarding the compensation of our named executive officers (the “Say on Pay Proposal”);

Proposal 4:	To consider and vote on a non-binding advisory basis regarding the frequency of future voting on the non-binding advisory vote on the compensation of our named executive officers (the “Say on Pay Frequency Proposal”);

Proposal 5:	To approve an amendment to our Restated Certificate of Incorporation, as amended (the “Restated Certificate”), in the form set forth on Appendix A attached to this Proxy Statement (“Amendment 1”), to effect a reverse stock split (the “Reverse Stock Split”) with respect to our issued and outstanding common stock, at a ratio of 1-for-10 to 1-for-15 (the “Range”), with the ratio at which the Reverse Stock Split would be effected (the “Effective Ratio”) to be a ratio within the Range to be determined at the discretion of our Board of Directors and included in a public announcement by the Company before the effectiveness of the Reverse Stock Split (the “Reverse Stock Split Proposal”); and

Proposal 6:	To approve an amendment to our Restated Certificate, in the form set forth on Appendix B attached to this Proxy Statement (“Amendment 2”), to allow for action required or permitted to be taken by stockholders of the company to be effected by written consent of such stockholders in addition to the duly called annual or special meetings of such stockholders (the “Written Consent Proposal”).

Proposal 7:	To approve an amendment to our Restated Certificate, in the form set forth on Appendix C attached to this Proxy Statement (“Amendment 3”), to increase the Company’s authorized shares of common stock from 100,000,000 to 150,000,000 (the “Authorized Shares Proposal”).

Proposal 8:	To approve, for purposes of complying with Nasdaq Listing Rule 5635(d), the potential issuance and sale of more than 20% of the Company’s issued and outstanding common stock, pursuant to our securities purchase agreement with certain investors (the “SPA Proposal”)

What are the voting recommendations of our board of directors?

Our board of directors recommends that you vote “FOR” the election of each of the director nominees named in Proposal 1 in this proxy statement, for “Three Years” on Proposal 4, and “FOR” each of Proposals 2, 3, 5 6, 7 and 8.

How can I vote at the annual meeting?

You may vote your shares electronically at the annual meeting by using the control number on your proxy card or voting instruction form and following the instructions at www.proxyvote.com. If you have already voted previously by telephone or Internet, there is no need to vote again at the annual meeting unless you wish to revoke and change your vote.

Can I vote by telephone or Internet?

For beneficial stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program that offers telephone and Internet voting options. Stockholders should refer to the voting instruction form provided by their brokerage firm or bank for instructions on the voting methods they offer. Registered stockholders with shares registered directly in their names with our transfer agent, Computershare Trust Company, N.A (“Computershare”), will also be able to vote by telephone and Internet. The accompanying proxy card provides instructions on how to vote via the Internet or by telephone. Submitting a telephonic or Internet vote will not affect your right to vote at the annual meeting should you decide to attend the annual meeting. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions, and to confirm that stockholders’ instructions have been recorded properly.

Who may vote?

The record date for the annual meeting is April [●], 2025. Holders of shares of our common stock issued and outstanding at the close of business on the record date are entitled to vote such shares at the annual meeting. There were [●] shares of our common stock issued and outstanding as of the record date, all of which are entitled to be voted at the annual meeting. Holders of our common stock are entitled to one vote per share on each matter that will be submitted to stockholders for approval at the annual meeting.

Our Series A convertible preferred stock does not have voting rights. No shares of Series A convertible preferred stock are entitled to be voted at the annual meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If, as of the record date, your shares were registered directly in your name with our transfer agent, then you are considered a “stockholder of record.”

If, as of the record date, your shares were held in a stock brokerage account and/or registered in the name of a broker, bank or other organization, then those shares are considered to be held in “street name” and you are considered the “beneficial owner” of those shares. As the beneficial owner, you may direct the broker, bank or other organization holding your shares how to vote the shares you beneficially own. You should have received a notice with voting instructions from the broker, bank or other organization that holds those shares. Follow the instructions provided by that broker, bank or other organization to ensure that your vote is counted.

How can I access the proxy materials over the Internet?

The proxy card or voting instruction form included with the proxy materials will contain instructions on how to view the proxy materials on the Internet. Electronic copies of this proxy statement and the 2024 Annual Report are available at www.proxyvote.com.

How can I sign up for the electronic proxy delivery service?

The proxy card or voting instruction form included with the proxy materials will contain instructions on how to request electronic delivery of future proxy materials. Choosing to receive your future proxy materials by email, when we are permitted to provide proxy materials by email under applicable SEC rules, will eliminate the cost of printing and mailing documents and will reduce the associated environmental impact. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How do I revoke my proxy and change my vote?

You may change your vote or revoke your proxy at any time before the vote at the annual meeting. You may change your vote prior to the annual meeting by executing a valid proxy card bearing a later date and delivering it to us prior to the annual meeting at Ernexa Therapeutics Inc., 1035 Cambridge Street, Suite 18A, Cambridge, MA 02141. Only your latest dated proxy we receive at or prior to the annual meeting will be counted. You may also revoke your proxy and change your vote at any time before the final vote at the annual meeting by voting again via the Internet or by telephone. Attendance at the virtual meeting will not by itself revoke a previously granted proxy. If you hold shares in street name and wish to change your vote, you must follow the directions provided by the broker, bank or other organization that holds your shares.

What if I return a proxy card but do not make specific choices?

When you properly submit your proxy, the shares it represents will be voted at the annual meeting in accordance with your directions. If the meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting as well, unless you have revoked your proxy directions. If you submit your executed proxy but do not fill out the voting instructions on the proxy card, the shares represented by your proxy will be voted “FOR” the election of each of the director nominees named in Proposal 1 of this proxy statement and “FOR” each of Proposals 2, 3, 4, 5 6, 7 and 8 of this proxy statement.

If any other business is properly presented at the annual meeting for which we did not have notice before the close of business on June 1, 2025, the proxy confers discretionary voting authority to the proxy holders with respect to such business.

What are “broker non-votes”?

If you hold your shares in street name (i.e., you are a beneficial owner of shares), the broker, bank or other organization that holds your shares may vote your shares only on certain of proposals without receiving voting instructions from you. If you hold your shares in street name and you do not submit voting instructions to the broker, bank or other organization that holds your shares, whether that broker, bank or other organization may exercise its discretion to vote your shares typically depends on whether a particular proposal is considered a “routine” or “non-routine” matter under the rules of the New York Stock Exchange applicable to securities intermediaries (even though we are a Nasdaq-listed company).

If you do not provide voting instructions to the broker, bank or other organization that holds your shares, we do not expect that those shares will be voted on any proposal considered a “non-routine” matter because such broker, bank or other organization typically lacks discretionary authority to vote uninstructed shares on non-routine matters.

On the other hand, we expect the broker, bank or other organization that holds your shares will have discretionary voting authority to vote your shares on proposals considered to be “routine” matters even if that broker, bank or other organization does not receive voting instructions from you. However, certain brokers, banks or other organizations may elect not to vote shares without an instruction from the beneficial owner even if they have discretionary authority to do so.

Brokers, banks and other organizations may reach conclusions regarding their ability to vote your shares on a particular proposal that differ from our expectations expressed in this proxy statement. Accordingly, we urge you to direct the broker, bank or other organization that holds your shares how to vote your shares on all proposals to ensure that your vote is counted. We expect that brokers, banks and other organizations will vote shares as you have instructed.

A “broker non-vote” will occur if the broker, bank or other organization that holds your shares cannot vote your shares on a particular matter because it has not received instructions from you and it does not have discretionary voting authority on that matter or because the organization that holds your shares chooses not to vote on a matter for which it does have discretionary voting authority.

What proposals are expected to be considered routine or non-routine matters?

We expect the Ratification of Auditors Proposal, the Reverse Stock Split Proposal, and the Authorized Shares Proposal to be considered routine matters. We expect all other proposals to be considered non-routine matters.

What constitutes a quorum?

The presence at the meeting, virtually or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the meeting will constitute a quorum, permitting the conduct of business at the annual meeting. If less than a majority of such shares of common stock is represented at the annual meeting, the chairman of the meeting may adjourn the annual meeting to another date, time or place. Notice need not be given of the new date, time or place if announced at the annual meeting before an adjournment is taken, unless (i) the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed or (ii) our board of directors fixes a new record date for the annual meeting, in which cases notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity with our bylaws.

Abstentions and broker non-votes are counted as shares present at the meeting for purposes of determining the presence of a quorum.

How many votes are required to approve each proposal and what is the effect of abstentions and broker-non votes?

Election of Directors Proposal

If a quorum is present, the director nominees will be elected by a plurality of the votes cast. Accordingly, the five nominees who receive the most “FOR” votes will be elected. The holders of our common stock may vote “FOR” or “WITHHOLD” authority to vote for any or all of the director nominees. If you “WITHHOLD” authority to vote with respect to one or more director nominees, your vote will have no effect on the election of such nominees. Broker non-votes will have no effect on the election of directors.

Auditor Ratification Proposal

If a quorum is present, the Auditor Ratification Proposal will be approved by our stockholders if a majority of the votes cast on such proposal are cast “FOR” the proposal. Abstentions will not have any effect on the outcome of this proposal.

Say on Pay Proposal

The advisory vote on executive compensation (Proposal 3) will not be binding on either the Board of Directors or the Company. However, the compensation committee will take into account the outcome of the stockholder vote on this proposal at the annual meeting when considering future executive compensation arrangements. However, your non-binding advisory votes described in Proposal 3 will not be construed (1) as overruling any decision by the Board of Directors, any Board committee or the Company relating to the compensation of the named executive officers or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee or the Company.

Say on Pay Frequency Proposal

Votes on the preferred voting frequency may be cast by choosing the option of one year, two years, three years, or “abstain.” The vote on this proposal is not a vote to approve or disapprove the Board’s recommendation but rather is a vote to select one of the options described in the preceding sentence. The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency of the advisory vote on executive compensation that has been recommended by the stockholders. However, because this vote is advisory and not binding on either the Board of Directors or the Company, the Board of Directors may subsequently decide that it is in the best interests of the Company and its stockholders to hold an advisory vote on executive compensation that differs in frequency from the option that received the highest number of votes from the Company’s stockholders at the annual meeting.

Reverse Stock Split Proposal

If a quorum is present, approval of Amendment 1 to effect the Reverse Stock Split requires that a majority of the votes cast on such proposal are cast “FOR” such approval. Abstentions will not have any effect on the outcome of this proposal.

Written Consent Proposal

If a quorum is present, approval of Amendment 2 to allow for stockholder action to be taken by written consent requires that at least 80% of the voting power of all of our outstanding common stock are cast “FOR” approval. Abstentions and broker non-votes will have the effect of a vote against this proposal.

Authorized Shares Proposal

If a quorum is present, approval of Amendment 3 to allow for the increase to the Company’s authorized shares from 100,000,000 shares of common stock to 150,000,000 shares of common stock requires a majority of the voting power of all our outstanding common stock are cast “FOR” approval. Abstentions will have the effect of a vote against this proposal.

SPA Proposal

If a quorum is present, approval of the SPA Proposal requires that a majority of the votes cast on such proposal are cast “FOR” such approval. Abstentions and broker non-votes will not have any effect on the outcome of this proposal.

What does it mean if I receive more than one Notice of Internet Availability?

If you receive more than one Notice of Internet Availability, your shares may be registered in more than one name or held in different registered accounts. Please follow the voting instructions on each Notice of Internet Availability to ensure that all of your shares are voted.

Am I entitled to dissenters’ rights or appraisal rights?

No. Our stockholders are not entitled to dissenters’ rights or appraisal rights on any of the matters being submitted to stockholders at the annual meeting.

How can I find out the voting results?

Preliminary voting results will be announced at the meeting. Final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Who tabulates the votes?

We will select an inspector of election for the meeting. Such inspector will determine the number of shares of common stock represented at the meeting, the existence of a quorum and the validity and effect of proxies, and will receive, count and tabulate ballots and votes and determine the results thereof.

Who pays the cost of this proxy solicitation?

The Company is making this solicitation. We pay the cost of soliciting your proxy, and we reimburse brokerage firms and others for forwarding proxy materials to you. Our directors, officers and employees may participate in the solicitation of proxies without additional consideration. We may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees, and other institutional owners. Our costs for such services, if retained, will not be significant.

Will a list of stockholders entitled to vote at the meeting be available?

A list of stockholders entitled to vote at the annual meeting will be open to the examination by any stockholder for any purpose germane to the meeting for a period of at least 10 days before the meeting during ordinary business hours at our principal place of business.

When are stockholder proposals and director nominations due for next year’s annual meeting?

Under our bylaws, a stockholder must follow certain procedures to bring an item of business before an annual meeting of stockholders or to nominate persons for election as directors. For business to be properly brought before next year’s annual meeting by a stockholder or for a stockholder to properly nominate a person for election to our board of directors at next year’s annual meeting, the stockholder must have given timely notice thereof in writing to our corporate secretary and comply with the requirements relating to stockholder proposals and director nominations in our bylaws. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices no later than [●], 2026. Any stockholder notice received after [●], 2026 will be considered untimely. However, if the date of next year’s annual meeting is advanced more than 30 days before or delayed by more than 30 days after the anniversary of this year’s annual meeting, then notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day before next year’s annual meeting or the 10th day following the day on which we first make a public announcement of the date of next year’s meeting. Stockholders are advised to review our bylaws, which contain additional requirements relating to stockholder proposals and director nominations, including who may submit them and what information must be included.

In addition to satisfying the requirements of our bylaws, for stockholder nominees for directors to be considered timely for inclusion on a universal proxy card pursuant to Rule 14a-19 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders must provide notice to us no later than [●], 2026, containing the information required by, and otherwise comply with the requirements of, Rule 14a- 19 under the Exchange Act. However, if the date of next year’s annual meeting is changed by more than 30 days from the anniversary of this year’s annual meeting, then notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th day before next year’s annual meeting or the 10th day following the day on which we first make a public announcement of the date of next year’s meeting.

In order for a stockholder proposal to be included in our proxy materials for consideration at next year’s annual meeting under Rule 14a-8 of the Exchange Act, the stockholder seeking to include such proposal must comply with the applicable provisions in our bylaws and SEC rules and regulations, each as then in effect, and such proposal must be received at our principal executive offices no later than [●], 2025 (which is 120 calendar days before the first anniversary of the date our proxy statement was released to stockholders in connection with this year’s annual meeting). If we change the date of next year’s annual meeting of stockholders by more than 30 days from the one-year anniversary of the date of this year’s annual meeting, then the deadline will be reasonable time before we begin to print and send our proxy materials for next year’s annual meeting.

Our principal executive offices are currently located at 1035 Cambridge Street, Suite 18A, Cambridge, MA 02141.

What is “householding” and how does it work?

We use an SEC-approved procedure called “householding.” This procedure potentially means extra convenience for stockholders and cost savings for companies. Under this procedure, only one copy of the Notice of Internet Availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, is sent to stockholders of record who share an address, unless we have received contrary instructions from one of those stockholders. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of the Notice of Internet availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, from the other stockholder(s) sharing your address, please direct your written request to Ernexa Therapeutics Inc., Attention: Secretary, Ernexa Therapeutics Inc., 1035 Cambridge Street, Suite 18A, Cambridge, Massachusetts 02141 or contact us by phone at (212) 582-1199. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the Notice of Internet Availability, and if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, to a stockholder at a shared address to which a single copy of these documents was delivered. Similarly, if stockholders sharing the same address are receiving multiple copies of the Notice of Internet Availability, or if applicable, Notice of Annual Meeting of Stockholders, Proxy Statement and Annual Report, and such stockholders would like a single copy to be delivered to them in the future, such stockholders may make such a request by contacting us by the means described above.

If you wish to update your participation in householding and you are a beneficial owner who holds shares in “street name” with a broker, bank or other nominee, you may contact your broker, bank, or other nominee or our mailing agent, Broadridge Investor Communications Solutions, at 1-866-540-7095.

DIRECTORS & EXECUTIVE OFFICERS

Directors & Executive Officers

The names of our current directors, each of whom is also a nominee for election to our board of directors, and executive officers and their respective ages (as of April 2, 2025), positions, biographies and, in the case of directors, their qualifications to serve as directors, are set forth in the table below and the paragraphs below the table.

Name	Age	Position
Sanjeev Luther	63	President and Chief Executive Officer and Director
Sandra Gurrola	58	Senior Vice President, Finance
James Bristol	78	Chairman of the Board
Peter Cicala	63	Director
Elena Ratner	48	Director
William Wexler	65	Director

Sanjeev Luther has served as President, Chief Executive Officer and as a member of our board of directors since January 2024. Prior to that, Mr. Luther served as President, Chief Executive Officer and a board member of Cornerstone Pharmaceuticals from November 2017 to December 2023 and as its Chief Operations Officer and Chief Business Officer from December 2014 to November 2017. Prior to that, Mr. Luther served in various leadership roles at Bristol-Myers Squibb, Novartis, Bausch and Lomb and GE Healthcare. Mr. Luther holds an MBA in Marketing and a B.S. in Marketing and Business Administration from the State University of New York at Buffalo.

Mr. Luther’s qualifications to serve on our board of directors include his expertise in the healthcare industry, his business training and education, and his extensive experience managing life science companies.

Sandra Gurrola has served as our Senior Vice President of Finance since May 2023 and served as our Vice President of Finance from June 2021 until May 2023. Prior to that, she served as the Senior Vice President of eGames.com Holdings, LLC from March 2021 to June 2021 and as a consultant to us. Ms. Gurrola served as Senior Vice President of Finance to NTN Buzztime, Inc. from September 2019 to March 2021 and its Vice President of Finance from 2014 until 2019. From 2009 to 2014, Ms. Gurrola served NTN Buzztime, Inc. in various leadership accounting roles, including Controller, Director of Accounting, and Director of Financial Reporting and Compliance. Previously, she was a senior manager of financial reporting for Metabasis Therapeutics, Inc., a biotechnology company. Ms. Gurrola received a B.A. in English from San Diego State University.

James Bristol has served as a member of our board of directors since October 2023. Dr. Bristol worked for 32 years in drug discovery, research and preclinical development at Schering-Plough Corporation, Parke-Davis, and Pfizer Inc. (“Pfizer”), serving in various senior research and development roles. From 2003 until his retirement in 2007, Dr. Bristol served as Senior Vice President of Worldwide Drug Discovery Research at Pfizer Global Research & Development, where he oversaw 3,000 scientists at seven Pfizer sites as they produced an industry leading number of drug development candidates in 11 therapeutic areas. In 2009, Dr. Bristol joined Frazier Healthcare Partners as a Senior Advisor. From August 2007 until December 2024, Dr. Bristol has served as a member of the board of directors of Deciphera Pharmaceuticals, and since 2018 he has served as a member of the board of directors of Erasca, Inc., both of which are publicly traded life science companies. Dr. Bristol also served on the board of directors of Ignyta from 2014 until its acquisition by Roche in 2018, and served on the board of directors of SUDO Biosciences, Inc. from June 2021 until December 2023, and of Cadent Therapeutics, Inc. from 2011 until 2020. Dr. Bristol is the author of over 100 publications, abstracts and patents, and he conducted postdoctoral research at the University of Michigan (NIH Postdoctoral Fellow) and at The Squibb Institute for Medical Research. Dr. Bristol holds a Ph.D. in organic chemistry from the University of New Hampshire and a B.S. in Chemistry from Bates College.

Dr. Bristol’s qualifications to serve on our board of directors include his vast experience in the biopharmaceutical industry, including in management and as a director, as well as his expertise in drug discovery and development.

Peter Cicala has served as a member of our board of directors since February 2024. Mr. Cicala currently serves as General Counsel for a private biotechnology company, where he has been since March of 2021. In November of 2019, he co-founded Pretzel Therapeutics, Inc., a biotechnology company, and still serves as an executive advisor. From March 2020 until March 2021, Mr. Cicala served as Chief Intellectual Property Counsel for Intercept Pharmaceuticals, Inc. and from March 2014 until November 2019, he served as Chief Patent Counsel for Celgene Corporation, both publicly traded biopharmaceutical companies. Mr. Cicala has practiced law for over 25 years, and also has over 10 years of experience as a medicinal chemist. He received his B.S. in chemistry from Fairleigh Dickinson University and a J.D. from Seton Hall University School of Law.

Mr. Cicala’s qualifications to serve on our board of directors include his expertise in pharmaceutical and biotechnology intellectual property law and in strategic management of proprietary technology and products.

Elena Ratner has served as a member of our board of directors since January 2025. Since July 2019, Dr. Ratner has been serving as a professor in the Department of Obstetrics, Gynecology and Reproductive Sciences at Yale University School of Medicine and also serves as the director of the Discovery to Cure Early Ovarian Detection program. Dr. Ratner’s clinical research has focused on new targeted drugs for ovarian cancer and on reversing chemotherapy resistance in ovarian and uterine cancers. She received her B.S. in premedical studies from Columbia University and her M.D. from State University of New York Medical College.

Dr. Ratner’s qualifications to serve on our board of directors include her vast expertise in obstetrics, gynecology and reproductive sciences, and specifically in ovarian cancer research and treatment.

William Wexler has served as a member of our board of directors since June 2022. Prior to joining our board of directors, Mr. Wexler worked on over 150 individual projects, serving in various capacities including as Chairman, Chief Executive Officer, Chief Restructuring Officer and other designated roles of senior responsibility. Mr. Wexler has served as the Managing Member of WEXLER Consulting LLC, a management consulting firm, since 2012. From 2012 to 2019, he served in various roles, including as Chairman of the Board, interim Chief Executive Officer, Chief Executive Officer and sole director and stockholder representative of Upstate New York Power Products, Inc., a holding company that owned and operated power plants throughout upstate New York. From 2012 to 2013, Mr. Wexler served as Chief Restructuring Officer of VMR Electronics, LLC, a manufacturer of cable assembly products for the electronics interconnect industry. Prior to that, he served as a Managing Director and national finance practice lead at BBK, Ltd., a turn-around advisory firm, from 2006 to 2011. Mr. Wexler served as group Managing Director of corporate restructuring at Huron Consulting Group, LLC from 2002 to 2005. Previously, he was a Managing Director at Berenson Minella & Co., a boutique investment-banking firm, from 2000 to 2002. Between 1986 and 2000 he served as a Senior Director at BNP Paribas, where he established and led Paribas Properties, Inc., a real estate investment arm of the bank, and also where he was a lead officer of the then newly created U.S. asset workout group. Mr. Wexler started his professional career in 1981 in commercial lease brokerage, asset management and investment sales at Jones Lang Wootton (now Jones Lang LaSalle) where he worked until 1986. He earned a B.A. in Political Science from Johns Hopkins University.

Mr. Wexler’s qualifications to serve on our board of directors include his experience in investment and senior management roles, as well as his business training and education.

Family Relationships

There are no family relationships between any of our officers or directors.

Involvement in Certain Legal Proceedings

None of our directors or executive officers is involved in any legal proceeding that requires disclosure under Item 401(f) of Regulation S-K.

CORPORATE GOVERNANCE

Overall Role of the Board. Our common stock is listed on the Nasdaq Capital Market under the symbol “ERNA.” In accordance with our bylaws and the Delaware General Corporation Law, our business and affairs are managed under the direction of our board of directors. Directors are kept informed of the Company’s business through discussions with management, by reviewing materials provided to them and by participating in meetings of our board of directors and its committees.

Our board of directors has adopted Corporate Governance Guidelines that contain general principles regarding the responsibilities and function of our board of directors and of its committees. See “—Corporate Governance Guidelines,” below.

Board Leadership Structure. Our board of directors believes it is appropriate to separate the roles of the chairman of our board of directors and the chief executive officer. The chairman of our board of directors is charged with acting as a liaison between our board of directors and our management team, including oversight of management’s implementation of the strategies and directives of our board of directors. Our chief executive officer is responsible for providing general supervision of our affairs and general control of all of our business subject to the ultimate authority of our board of directors.

Risk Oversight. One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also has the responsibility to review with management the process by which risk assessment and management is undertaken, monitor compliance with legal and regulatory requirements, and review the adequacy and effectiveness of our internal controls over financial reporting. Our nominating and corporate governance committee is responsible for periodically evaluating our company’s corporate governance policies and systems.

Corporate Governance Guidelines. Our board of directors strongly supports effective corporate governance and has developed and followed a program of strong corporate governance. Our nominating and corporate governance committee is responsible for overseeing our governance guidelines and reporting and making recommendations to our board of directors concerning corporate governance matters. A copy of our corporate governance guidelines is available under the “Governance” tab of the “Investor Relations” section of our website located at www.ernexatx.com. The information on our website is not intended to form a part of or be incorporated by reference into this proxy statement.

Director Independence. Our board of directors undertook a review of the independence of each director. Based on information provided by each director concerning his or her background, employment, and affiliations, our board of directors determined that our board of directors meets independence standards under the applicable rules and regulations of the SEC and the listing standards of Nasdaq. Our board of directors has affirmatively determined that all of our current directors are “independent” as defined in the listing standards of Nasdaq, other than Mr. Luther, who is also an employee. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them described in the section titled “Corporate Governance—Certain Relationships and Related Party Transactions” of this proxy statement.

Code of Ethics. Our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. A copy of our Code of Business Conduct and Ethics is available under the “Governance” tab of the “Investor Relations” section of our website located at www.ernexatx.com. We intend to disclose any changes in our Code of Business Conduct and Ethics or waivers from it that apply to our principal executive officer, principal financial officer, or principal accounting officer by posting such information on the same website or by filing with the SEC a Current Report on Form 8-K, in each case if such disclosure is required by SEC or Nasdaq rules. The information on our website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

Board Committees. Our board of directors has three standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. Each committee reports to our board of directors as it deems appropriate and as our board may request. The composition, duties and responsibilities of these committees are set forth below. In the future, our board of directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

The table below provides current members of each of the standing committees of our board of directors.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James Bristol	M	M	C
Peter Cicala	M	M	M
Willaim Wexler	C	C	M
C=Chair; M=Member

Each member of our audit committee meets the requirements for independence of audit committee members under applicable Nasdaq and SEC rules, including Rule 10A-3 promulgated under the Exchange Act, and meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Mr. Wexler qualifies as an “audit committee financial expert,” as such term is defined in Item 407 of Regulation S-K.

Each member of our compensation committee is independent, as defined under the Nasdaq listing rules, including Nasdaq’s additional independence standards for compensation committee members. Each member of our compensation committee is a non-employee director (within the meaning of Rule 16b-3 under the Exchange Act).

Each member of our nominating and corporate governance committee is independent as defined under the Nasdaq listing rules.

Audit Committee. We have a standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. Our audit committee is responsible for, among other things:

●	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;
●	discussing with our independent registered public accounting firm their independence from management;
●	reviewing, with our independent registered public accounting firm, the scope and results of their audit;
●	approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;
●	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the quarterly and annual financial statements that we file with the SEC;
●	overseeing our financial and accounting controls and compliance with legal and regulatory requirements;
●	reviewing our policies on risk assessment and risk management;
●	reviewing related person transactions; and
●	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee. Our compensation committee is responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance and reviewing and approving the compensation of our executive officers;
●	reviewing and approving or making recommendations to our board of directors regarding our incentive compensation and equity-based plans, policies and programs;
●	reviewing and approving all employment agreement and severance arrangements for our executive officers;
●	making recommendations to our board of directors regarding the compensation of our directors; and
●	retaining and overseeing any compensation consultants.

Our compensation committee may establish and delegate authority to one or more subcommittees consisting of one or more of its members, when our compensation committee deems it appropriate to do so in order to carry out its responsibilities. In carrying out its responsibilities, our compensation committee is entitled to rely upon the advice and information that it receives in its discussions and communications with management and such experts, advisors and professionals with whom our compensation committee may consult.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee is responsible for, among other things:

●	identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;
●	overseeing succession planning for our executive officers;
●	periodically reviewing our board of directors’ leadership structure and recommending any proposed changes to our board of directors;
●	overseeing periodic evaluations of the effectiveness of our board of directors and its committees; and
●	developing and recommending to our board of directors a set of corporate governance guidelines.

Committee Charters. Our board of directors has adopted a written committee charter for each of its standing committees. Our board of directors has also adopted written corporate governance guidelines. The charters of each standing committee of our board of directors and the corporate governance guidelines are available under the “Governance” tab of the “Investor Relations” section of our website located at www.ernexatx.com. The information on our website is not intended to form a part of or be incorporated by reference into this Proxy Statement.

Board and Committee Meetings; Meeting Attendance. Our board of directors and its committees meet regularly during the year, and they hold special meetings and act by unanimous written consent as circumstances require. Independent directors meet at regularly scheduled executive sessions without management present. During 2024, our board of directors held 13 meetings, our audit committee held four meetings; our compensation committee held one meeting; and our nominating and corporate governance committee held one meeting. During 2024, each director attended at least 75% of the aggregate of the total number of board meetings and the total number of meetings held by all committees of our board of directors on which he served.

Although we do not have a formal policy with respect to the attendance of directors at our annual stockholder meetings, we encourage all of our directors to attend our annual stockholder meetings.

Director Nominations. Our nominating and corporate governance committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chief executive officer, other executive officers, third-party search firms, or any other source it deems appropriate, including stockholders. Our nominating and corporate governance committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate. In identifying and evaluating proposed director candidates, our nominating and corporate governance committee considers, in addition to the minimum qualifications and other criteria for board membership, all facts and circumstances that it deems appropriate or advisable, including, among other things:

●	the skills of the proposed director candidate;
●	his or her depth and breadth of business experience;
●	whether the nominee would help achieve a mix that represents a diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation or other background characteristics;
●	his or her independence; and
●	the needs of our board of directors.

Our nominating and corporate governance committee will consider candidates recommended by our stockholders holding at least three percent of our common stock continuously for at least 24 months prior to the date of the submission of the recommendation in the same manner as candidates recommended from other sources.

Although we have not adopted a formal policy regarding the consideration of director nominees recommended by our stockholders, our board of directors believes that the procedures set forth in our bylaws are currently sufficient and that the establishment of a formal policy is not necessary. Without limiting the requirements contained in our bylaws, the recommendation must set forth (i) as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the person,

(C) the class and number of shares of our capital stock that are owned beneficially or of record by the person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) and (E) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice (A) the name and record address of such stockholder as they appear on our books, (B) the class and number of shares of our capital stock that are owned beneficially and of record by such stockholder and the beneficial owner, if any, on whose behalf the nomination is made and (C) any material interest of the stockholder in such nomination. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

While we do not have a formal diversity policy with respect to the composition of our board of directors, our board believes it is important for our board to have diversity of knowledge base, professional experience and skills, and our corporate governance and nominating committee takes these qualities into account when considering director nominees for recommendation to our board. We believe diversity of perspectives and experience enhances our effectiveness. Given our commitment to diversity and related considerations in our appointment, hiring, and promotion practices, we have not adopted a formal diversity policy or specific diversity targets for determining board membership or executive appointments. However, our board remains committed to monitoring best practices and corporate governance developments in this area.

Management Succession. As reflected in the charter of our nominating and corporate governance committee, one of the primary responsibilities of our board of directors includes planning for CEO succession and monitoring and advising on management’s succession planning for our other key officers, with the goal of establishing an effective succession plan. Our nominating and corporate governance committee and board of directors have not yet established a formal succession plan for our CEO, but our board routinely discusses management succession during the course of its meetings, including during sessions held by our non- management directors, and our nominating and corporate governance committee has identified individuals who would be able to undertake the CEO’s duties on an interim basis if necessary.

Communicating with us and our board of directors. All interested parties, including stockholders, may communicate with us or our board of directors by writing to Ernexa Therapeutics Inc., Attention: Secretary, 1035 Cambridge Street, Suite 18A, Cambridge, Massachusetts 02141, or by e-mail to Sandra.Gurrola@eternatx.com. Interested parties may also communicate with our board of directors by calling (212) 582-1199. This centralized process assists our board of directors in reviewing and responding to communications in an appropriate manner. If an interested party would like the letter to be forwarded directly to the chairman of our board, the members of the standing committees of our board, they should so indicate. If no specific direction is indicated, our corporate secretary will review the written communication and forward it to the appropriate board member(s).

Hedging Policy. Under our insider trading policy, none of our or our subsidiaries’ directors, officers, employees, family members of such persons, or trusts, corporations or other entities controlled by such persons may engage in any hedging transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our equity securities. For purposes of our insider trading policy, the term “family members” includes, with respect to our directors, officers and employees, their spouses, their minor children, adult family members who reside with them (including adult children away at school), anyone else who shares the same household with them and any immediate family members and family members who do not share the same household with them but whose transactions in our securities are directed by them or are subject to their influence or control.

Certain Relationships and Related Party Transactions

Except as set forth below and as described in the Stock Issuance Proposal, since January 1, 2023, there has not been nor are there currently proposed any transactions or series of similar transactions to which we were or are to be a party in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years and in which any director, executive officer, holder of more than 5% of the common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Agreements with Factor Bioscience Inc. and Affiliates.

The Company has or had the agreements described below with Factor Bioscience Inc. and/or Dr. Matthew Angel. These agreements have been deemed related party transactions because the Company’s former chief executive officer, Dr. Angel, is the chairman and chief executive officer of Factor Bioscience Inc. and a director of its subsidiary, Factor Bioscience Limited (“Factor Limited” and together with Factor Bioscience Inc. and its other affiliates, “Factor Bioscience”). Dr. Angel resigned as the Company’s chief executive officer effective December 31, 2023.

In September 2022, the Company entered into a Master Services Agreement (the “MSA”) with Factor Bioscience, pursuant to which Factor Bioscience agreed to provide services to the Company as agreed between the Company and Factor Bioscience and as set forth in one or more work orders under the MSA, including the first work order included in the MSA (“WO1”). The MSA contains customary confidentiality provisions and representations and warranties of the parties, and the MSA may be terminated by either party upon 30 days’ prior notice, subject to any superseding termination provisions contained in a particular work order.

Under WO1, Factor Bioscience provided the Company with mRNA cell engineering research support services, including access to certain facilities, equipment, materials and training, and the Company paid Factor Bioscience approximately $3.8 million and $5.0 million during the years ended December 31, 2024 and 2023, respectively. Under the terms of an amendment to WO1, the Company terminated WO1 effective September 9, 2024.

In September 2022, Novellus Inc. (“Novellus”) and the Company entered into a Second Amendment to the Limited Waiver and Assignment Agreement (the “Waiver and Assignment Agreement”) with Drs. Matthew Angel and Christopher Rohde (the “Founders”) whereby the Company agreed to be responsible for all future, reasonable and substantiated legal fees, costs, settlements and judgments incurred by the Founders, the Company or Novellus. for certain claims and actions and any pending or future litigation brought against the Founders, Novellus and/or the Company by or on behalf of the Westman and Sowyrda legal matters described in Note 13 (the “Covered Claims”) to the Consolidated Financial Statements contained in our Annual Report on Form 10-K file with the SEC on March 12, 2025. The Founders will continue to be solely responsible for any payments made to satisfy a judgement or settlement of any pending or future wage act claims. Under the Waiver and Assignment Agreement, the Founders agreed that they are not entitled to, and waived any right to, indemnification or advancement of past, present or future legal fees, costs, judgments, settlement or other liabilities they may have been entitled to receive from the Company or Novellus in respect of the Covered Claims. The Company and the Founders will share in any recoveries up to the point at which the parties have been fully compensated for legal fees, costs and expenses incurred, with the Company retaining any excess recoveries. The Company has the sole authority to direct and control the prosecution, defense and settlement of the Covered Claims. During the years ended December 31, 2024 and 2023, the Company reimbursed the Founders approximately $0.3 million and $0.8 million, respectively, in legal fees related to the Covered Claims.

On February 20, 2023, the Company, entered into an exclusive license agreement (the “Feb 2023 Factor Exclusive License Agreement”) with Factor Limited, pursuant to which Factor Limited granted to the Company an exclusive, sublicensable, worldwide license under certain patents owned by Factor Limited for the purpose of, among other things, identifying and pursuing certain opportunities to develop products in respect of such patents and to otherwise grant to third parties sublicenses to such patents. The Feb 2023 Factor Exclusive License Agreement, which terminated and superseded the Amended Factor License Agreement, was subsequently terminated and superseded by the A&R Factor License Agreement (as defined below).

On November 14, 2023, the Company entered into an amended and restated exclusive license agreement (the “A&R Factor License Agreement”) with Factor Limited to replace in its entirety the exclusive license agreement between the parties dated February 20, 2023 and the amendment thereto. Under the A&R Factor License Agreement, Factor Limited granted to the Company an exclusive, sublicensable license under certain patents owned by Factor Limited (the “Factor Patents”). The A&R Factor License Agreement also provided for, among other things, the expansion of the Company’s license rights to include (i) the field of use of the Factor Patents to include veterinary uses (ii) know-how that was necessary or reasonably useful to practice to the licensed patents, (iii) the ability to sublicense through multiple tiers (as opposed to only permitting a direct sublicense) and (iv) the transfer of technology to the Company, subject to the use restrictions in the A&R Factor License Agreement. The A&R Factor License Agreement was subsequently terminated and superseded by the Factor L&C Agreement discussed below.

On September 24, 2024, the Company entered into an Exclusive License and Collaboration Agreement (“the L&C Agreement”) effective as of September 9, 2024, with Factor Limited, which terminated and superseded the A&R Factor License Agreement in its entirety. Under the L&C Agreement, the Company has obtained an exclusive license in the fields of cancer, autoimmune disorders, and rare diseases with respect to certain licensed technology and has the right to develop the licensed technology directly or enter into co-development agreements with partners who can help bring such technology to market. The L&C Agreement also provides for certain services and materials to be provided by Factor to facilitate the development of the licensed technology and to enable the Company to scale up production at third party facilities.

The initial term of the L&C Agreement is one year after the effective date, and it automatically renews yearly thereafter. The Company may terminate the L&C Agreement for any reason upon 90 days’ written notice to Factor Limited, and the parties otherwise have customary termination rights, including in connection with certain uncured material breaches and specified bankruptcy events.

Pursuant to the L&C Agreement, the Company will pay Factor Limited approximately $0.2 million per month for the first twelve months, $50,000 per month for the first nine months toward patent costs, certain milestone payments, royalty payments on net sales of commercialized products and sublicensing fee payments. During the year ended December 31, 2024, the Company paid Factor Limited approximately $1.0 million under the L&C Agreement.

On March 1, 2025, the Company entered into the second work order (“WO2”) under the MSA with Factor Bioscience, pursuant to which, the Company will have access to Factor Bioscience’s facilities and equipment to perform work related to the development of product candidates covered under the L&C Agreement. WO2 will automatically expire on February 28, 2026, and neither party may terminate WO2 without the consent of the other party. The Company will pay Factor Bioscience $10,000 per month for the first nine months and $20,000 per month for the last three months of the term.

Exacis Asset Acquisition

On April 26, 2023, the Company entered into an asset purchase agreement (the “Exacis Purchase Agreement”), with Dilos Bio (fka Exacis Biotherapeutics Inc. (“Exacis”)), the stockholders party thereto and, with respect to specified provisions therein, Factor Limited (the “Exacis Acquisition”). Pursuant to the Exacis Purchase Agreement, the Company acquired from Exacis substantially all of Exacis’ intellectual property assets (the “Exacis Assets”), including all of Exacis’ right, title and interest in and to an exclusive license agreement by and between Exacis and Factor Limited (the “Purchased License”). The Company assumed none of Exacis’ liabilities, other than liabilities under the Purchased License that accrue subsequent to the closing date. In consideration for the Exacis Acquisition, the Company issued to Exacis approximately 69,000 shares of the Company’s common stock, and the closing price of the Company’s common stock on the date of issuance was $3.00 per share.

As a result of the L&C Agreement with Factor Limited, effective September 9, 2023, the Purchased License was terminated.

The Exacis Acquisition was deemed a related party transaction because Dr. Gregory Fiore, who was the chief executive officer of Exacis at the time of the Exacis Acquisition, was also a member of the Company’s board of directors at the time of the Exacis Acquisition. Additionally, Dr. Angel, who was the Company’s chief executive officer at the time of the Exacis Acquisition, was chairman of Exacis’ scientific advisory board, and an affiliate of Factor Bioscience was the majority stockholder of Exacis at the time of the Exacis Acquisition.

Consulting Agreement with Former Director

In May 2023, the Company entered into a consulting agreement with Dr. Fiore, whereby Dr. Fiore agreed to provide business development consulting services to the Company for a monthly retainer of $20,000. The consulting agreement was terminable for any reason by either party upon 15 days’ written notice. The Company terminated the consulting agreement, effective July 31, 2023 and was paid $60,000 in total under the consulting agreement. Dr. Fiore served on the Company’s board of directors from June 2022 to October 4, 2023.

July 2023, December 2023 and September 2024 Financings

Investors in the July 2023 convertible note financing included Brant Binder, Richard Wagner, Charles Cherington and Nicholas Singer, and investors in the December 2023 convertible note financing and the September 2024 financing included Messrs. Cherington and Singer. Each of them participated in the applicable financing under the same terms and subject to the same conditions as all the other investors. Mr. Binder served on the Company’s board of directors from July 6, 2023 to August 8, 2023, Mr. Wagner served on the Company’s board of directors from July 6, 2023 to August 8, 2023, Mr. Cherington served on the Company’s board of directors from March 2021 to July 6, 2023, and Mr. Singer served on our board of directors from March 25, 2021 to April 16, 2021 and from June 2022 to July 6, 2023.

March 2025 Promissory Notes

On March 11, 2025, we received $1.5 million for the issuance of a promissory note in the principal amount of $1.5 million to Charles Cherington, and on March 21, 2025 we received $750,000 for the issuance of a second promissory note in the principal amount of $750,000 to Mr. Cherington. The promissory notes mature on the earlier of (i) June 15, 2025 or (ii) upon us receiving $5 million in gross proceeds from a subsequent capital raise. Each of the promissory notes accrues interest at a rate of 5.0% per annum, payable at maturity. Upon issuance of the notes, Mr. Cherington owned approximately 32% of our outstanding common stock and is a former director of the Company.

March 2025 Private Placement

The investors under our securities purchase agreement, dated March 31, 2025 (see Proposal 8), included Charles Cherington and Nicholas Singer (through an affiliated entity). Mr. Singer is a former director of the Company. Mr. Cherington and Mr. Singer participated in the transaction under the same terms as the other investors.

Related Party Transaction Policy

Our audit committee is responsible for the review, approval, or ratification of any potential conflict of interest transaction involving any of our directors or executive officers, director nominees, any person known by us to be the beneficial owner of more than 5% of our outstanding capital stock, or any family member of or related party to such persons, including any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC.

In reviewing any such proposed transaction, our audit committee is tasked with considering all relevant facts and circumstances, including the commercial reasonableness of the terms, the benefit or perceived benefit, or lack thereof, to us, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest and the actual or apparent conflict of interest of the related person.

Under our policy, employees are required to report any material transaction or relationship that could result in a conflict of interest to our compliance officer.

All transactions disclosed above were approved by our audit committee in accordance with our related party transaction policy.

AUDIT COMMITTEE REPORT

The following report of the audit committee does not constitute soliciting material and should not be deemed filed with the SEC nor shall this information be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a filing.

Our audit committee consists of Chair, William Wexler, and members, James Bristol and Peter Cicala. Our board of directors has determined that each audit committee member is “independent,” as independence for audit committee members is defined in the applicable Nasdaq listing standards and rules of the SEC. Our board also determined that all members of the audit committee are financially literate, and Mr. Wexler has been designated as an audit committee financial expert, as such term is defined in Item 407 of Regulation S-K. Although designated as audit committee financial expert, the audit committee chair and members are not accountants for the Company nor, under SEC rules, an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose.

The role of the audit committee is to (a) oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements; (b) oversee the Company’s compliance with legal and regulatory requirements; (c) oversee the performance of the Company’s internal audit function; (d) take, or recommend that our board take, appropriate action to oversee the qualifications, independence and performance of the Company’s independent registered public accounting firm; and (e) prepare the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Our audit committee influences the overall tone for quality financial reporting, sound internal controls, and ethical behavior. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, for the appropriateness of the accounting and reporting policies that are used by the Company, and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles, and for reviewing the Company’s interim consolidated financial statements.

The independent registered public accounting firm reports directly to our audit committee. Our audit committee has the sole authority and responsibility to recommend to our board the nomination of the independent registered public accounting firm for approval by the stockholders on an annual basis. Our audit committee is directly responsible for the appointment, retention, termination, compensation, retention, evaluation and oversight of the work of the independent registered public accounting firm for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

In 2024, our audit committee met and held discussions with management and Grant Thornton, the Company’s independent registered public accounting firm. Our audit committee discussed with management and Grant Thornton the Company’s audited consolidated financial statements and policies and procedures designed to reduce the likelihood of events of non-compliance with rules and regulations, including discussions of the quality, not just the acceptability, of accounting policies and principles, significant judgments and estimates, system of internal control over financial reporting, and clarity of disclosures, including items reported as Critical Auditing Matters in the report of the independent registered public accounting firm. Our audit committee reviewed the annual plan and scope of work to be performed by Grant Thornton and met outside of the presence of management with Grant Thornton to discuss their respective audit results, any material weakness or significant deficiencies noted as a result of the audit, and the overall quality of the Company’s financial reporting. Consistent with the requirements of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, our audit committee discussed with Grant Thornton those matters required to be discussed pursuant to PCAOB Auditing Standard 1301, “Communications with Audit Committees,” and the rules of the SEC, and reviewed a letter from Grant Thornton disclosing such matters.

Our audit committee also discussed with Grant Thornton the firm’s independence from the Company and its management team and reviewed the written disclosures and letter from Grant Thornton pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with our audit committee concerning independence, and considered the compatibility of non-audit services, if any, with Grant Thornton’s independence.

Based upon the reports and discussions described above, our audit committee, in accordance with its responsibilities, recommended to our board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

AUDIT COMMITTEE

William Wexler (Chair)

James Bristol

Peter Cicala

STOCK OWNERSHIP

The following table sets forth information known to us regarding beneficial ownership of common stock as of April 2, 2025 (the “Measurement Date”) by:

●	each person known by us to be the beneficial owner of more than 5% of outstanding common stock;
●	each of our named executive officers and directors; and
●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days after the Measurement Date. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity in the table below, all shares subject to options, warrants and restricted stock units held by such person or entity were deemed outstanding if such securities are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of the Measurement Date, assuming that the liquidity event vesting conditions had been satisfied as of such date. These shares were not deemed outstanding, however, for the purpose of computing the percentage ownership of any other person or entity.

The beneficial ownership of our common stock is based on 62,178,945 shares of our common stock outstanding as of the Measurement Date.

Unless otherwise indicated, we believe that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by him.

Unless otherwise noted, the business address of each of these stockholders is c/o Ernexa Therapeutics, Inc., 1035 Cambridge Street, Suite 18A, Cambridge, MA 02141.

Name and Address of Beneficial Owner	Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Greater than 5% Stockholders:
Charles Cherington(1)	20,432,634	32.84%
John Halpern(2)^	5,971,830	9.59%
Freebird Partners LP(3)^	6,211,520	9.99%
George Denny Estate (4)	5,021,673	8.07%
IAF, LLC(5)	3,255,421	5.24%
Regolith Capital Investments LP (6)	3,435,304	5.52%
Named Executive Officers and Directors:
Sanjeev Luther(7)	684,619	1.09%
Sandra Gurrola(8)	35,799	*
James Bristol(7)	124,525	*
Peter Cicala(7)	88,943	*
Elena Ratner	—	—
William Wexler(7)	15,895	*
All current directors and executive officers as a group (6 persons)(9)	949,781	1.50%

*	Less than 1%

^	The securities beneficially owned by this stockholder include prefunded warrants that include a 9.99% blocker. The number of common shares beneficially owned, the percentage of common shares beneficially owned and the percentage of total voting power shown in the table gives effect to such blocker. Pursuant to the terms of the prefunded warrants, the number of shares of common stock that may be acquired by the holder thereof upon exercise of the prefunded warrants is limited, to the extent necessary, to ensure that following such exercise, the number of shares of common stock then beneficially owned by the holder and any other persons or entities whose beneficial ownership of common stock would be attributed to the holder for purposes of Section 13(d) of the Exchange Act does not exceed 9.99% of the total number of shares of our common stock then outstanding. Upon delivery of a written notice to us, the holder may from time-to-time increase (with such increase not effective until the 61st day after delivery of such notice) or decrease the blocker to any other percentage not in excess of 9.99%.

(1)	The number of common shares beneficially owned consists of (i) 20,401,602 shares of common stock and (ii) 31,032 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock (assuming a conversion rate of 2.2978 per share). Mr. Cherington’s address is c/o Ara Partners, LLC, 200 Berkeley Street, 26th Floor, Boston, MA, 02116.

(2)	The number of common shares beneficially owned consists of (i) 5,856,830 shares of common stock held by the John D. Halpern Revocable Trust, of which, Mr. Halpern and Katherine H. Halpern are trustees and (ii) 115,000 shares of common stock issuable upon exercise of prefunded warrants. Mr. Halpern and Ms. Halpern share voting and dispositive powers. Mr. Halpern’s address is PO Box 540 Portsmouth, New Hampshire 03802.

(3)	Representing shares of common stock. Freebird Investments LLC serves as the general partner of Freebird Partners LP. Curtis Huff is the sole member and 100% owner of Freebird Investments LLC, the President of Freebird Partners LP and the Managing Member of Freebird Investments LLC. By virtue of these relationships, each of Freebird Investments LLC and Mr. Huff may be deemed to share beneficial ownership of the securities held of record by Freebird Partners LP. The principal business address of Freebird Partners LP is 2800 Post Oak Blvd, Suite 2000, Houston, Texas 77056.

(4)

Denny Family Partners II, LLC owns 270,583 shares of common stock and the George Denny III 2021 Trust (the “Denny Trust”) owns 4,720,058 shares of common stock. Amos Denny is the managing partner of Denny Family Partners II, LLC and in such capacity has the sole voting and dispositive power over the shares owned by such entity. Amos Denny disclaims beneficial ownership of the shares held by Denny Family Partners II, LLC except to the extent of his pecuniary interest therein. The Denny Trust has four trustees who share voting and dispositive power over the shares owned by the Denny Trust. Each of the trustees disclaims beneficial ownership of the shares held by the Denny Trust except to the extent of their respective pecuniary interest therein, if any. The address for each of Denny Family Partners II, LLC and Denny Trust is PO Box 423, Poland, ME 04274.

The number of common shares beneficially owned consists of (i) 4,940,641 shares of common stock and (ii) 31,032 shares of common stock issuable upon the conversion of shares of Series A convertible preferred stock (assuming a conversion rate of 2.2978 per share).

(5)	Represents outstanding shares of common stock. David Laughlin is the manager of IAF, LLC and has sole voting and dispositive power over the shares held by such entity. Mr. Laughlin disclaims beneficial ownership of the shares held by IAF, LLC except to the extent of his pecuniary interest therein. IAF LLC’s address is 115 Church Street, Charleston, SC 29401.

(6)	Includes (i) 3,343,192 shares of common stock held by Regolith Capital Investments LP (“Regolith”) and (ii) 92,112 shares of common stock held by Shameek Konar. Mr. Konar and his spouse are the General Partner of Regolith. By virtue of these relationships, each of Mr. Konar and his spouse may be deemed to share beneficial ownership of the shares held by Regolith. Regolith’s address is 10608 Stoppard View Way, Knoxville, TN, 37922.

(7)	Represents shares of common stock issuable upon exercise of options.

(8)	Includes 34,614 shares of common stock issuable upon exercise of options.

(9)	Includes 948,596 shares of common stock issuable upon exercise of options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information as of December 31, 2024 with respect to compensation plans under which our equity securities are authorized for issuance.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by securityholders(1)	854,682	$3.06	380,108
Equity compensation plans not approved by securityholders(2)	1,774,826	$9.69	71,363
Total	2,629,508	$7.53	451,471

(1)	At our 2021 annual meeting of stockholders, our stockholders approved a restatement of the Ernexa Therapeutics Inc. Restated 2020 Stock Incentive Plan (the “Restated 2020 Plan”). The Restated 2020 Plan is a broad-based incentive plan, which allows for the grant of stock options, restricted stock, restricted stock units, performance awards, unrestricted stock awards and similar kinds of equity-based compensation to employees, directors, consultants and prospective employees.

(2)

In May 2021, our board of directors adopted our 2021 Inducement Stock Incentive Plan (the “2021 Inducement Plan”). The 2021 Inducement Plan was adopted without stockholder approval pursuant to Section 711 of the Company Guide of the NYSE American LLC, the stock exchange on which our common stock was listed at the time the 2021 Inducement Plan was adopted by our board of directors. The 2021 Inducement Plan provides for the grant of equity-based awards, including non-qualified stock options, performance shares, performance units, restricted stock, restricted stock units, and stock appreciation rights. The awards available for grant under the 2021 Inducement Plan are available only to new employees and incentive stock options may not be issued under the 2021 Inducement Plan.

EXECUTIVE COMPENSATION

Introduction

Overview

When determining executive officer compensation, and the various components that comprise it, our compensation committee evaluates and considers publicly available executive officer compensation survey data to present a competitive compensation package to attract and retain top talent, including an appropriate level of salary, performance-based bonus and equity incentives. Typically, our compensation committee evaluates competitive market benchmark data for a given executive role. Additionally, our compensation committee is authorized to engage outside advisors and experts to assist and advise our compensation committee on matters relating to executive compensation. In 2023, our compensation committee retained the services of Pearl Meyer, an independent compensation consultant, to review the cash and equity compensation package that was offered to Mr. Luther prior to his appointment as our Chief Executive Officer.

Our Chief Executive Officer presents compensation recommendations to our compensation committee with respect to the executive officers other than himself. Our compensation committee considers such recommendations, in conjunction with possible input from our compensation committee’s independent compensation consultant, in making compensation decisions or recommendations to the full Board. The full Board participates in evaluating the performance of our executive officers, except that our Chief Executive Officer does not participate when our board of directors evaluates his performance and is not present during voting or deliberations regarding his performance or compensation matters.

Compensation-Related Risk Assessment

Our compensation committee assesses and monitors whether any of our compensation policies and programs are reasonably likely to have a material adverse effect on our Company. Our compensation committee and management do not believe that the Company presently maintains compensation policies or practices that are reasonably likely to have a material adverse effect on the Company’s risk management or create incentives that could lead to excessive or inappropriate risk taking by employees. In reaching this conclusion, our compensation committee considered all components of our compensation program and assessed any associated risks. Our compensation committee also considered the various strategies and measures employed by the company that mitigate such risk, including: (i) the overall balance achieved through our use of a mix of cash and equity, annual and long-term incentives and time-and performance-based compensation; (ii) our use of multi-year vesting periods for equity grants; and (ii) the oversight exercised by our compensation committee over performance metrics, if any, established for performance-based bonuses and its administration of our equity incentive plans.

Compensation Recoupment (Clawback) Policy

In 2023, we adopted a clawback policy providing for the recovery of erroneously-awarded incentive-based compensation related to the three fiscal years preceding the date on which the company is required to prepare an accounting restatement. The clawback policy complies with the requirements of Nasdaq’s listing rules.

Named Executive Officers

Under applicable SEC rules and regulations, our “named executive officers” are all individuals who served as our principal executive officer during 2024, our two most highly compensated executive officers (other than our principal executive officer) who were serving as executive officers at December 31, 2024, and up to two additional individuals who would have been one of our top two most highly compensated executive officer had they been serving as an executive officer at the end of 2024. Our 2024 named executive officers are identified in the table below:

Name	Title
Sanjeev Luther	President and Chief Executive Officer
Sandra Gurrola	Senior Vice President of Finance

Summary Compensation Table

The following table sets out the compensation for our Named Executive Officers for the years ended December 31, 2024 and December 31, 2023:

2024 Summary Compensation Table
Name and Principal Position	Fiscal Year	Salary (US$)	Bonus (US$)		Stock-Based Awards (US$)(1)	Option-Based Awards (US$)(1)	Non-Equity Incentive Plan Compensation (US$)	Nonqualified deferred compensation earnings (US$)	All Other Compensation (US$)	Total Compensation (US$)
Sanjeev Luther, President and Chief Executive Officer	2024	$550,000	$75,000	(2)	$—	$2,422,818	$—	$—	$—)	$3,047,818
Sandra Gurrola, Sr.	2024	$275,000	$—		$—	$110,198	$—	$—	$—	$385,198
Vice President of Finance	2023	$255,833	$50,050	(3)	$—	$—	$—	$—	$—	$305,883

1.

The amounts reported in this column represent the aggregate grant date fair value of stock options granted during the applicable year. These amounts were calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 15, Stock-Based Compensation, in the Notes to the Consolidated Financial Statements contained in the Annual Report on Form 10-K filed on March 12, 2025.

2.	Mr. Luther was appointed as our President and Chief Executive Officer effective January 1, 2024 and amount represents a cash signing bonus pursuant to his employment agreement.

3.	Represents a discretionary spot bonus paid to Ms. Gurrola and approved by our board of directors.

Narrative to Summary Compensation Table

The following is a discussion of each component of our executive compensation program for 2024.

Base Salary

Each of our named executive officers receives a base salary. The base salary is the fixed cash compensation component of our executive compensation program and it recognizes individual performance, time in role, scope of responsibility, leadership skills and experience. The base salary compensates an executive for performing his or her job responsibilities on a day-to-day basis. Generally, base salaries are reviewed annually company-wide and adjusted (upward or downward) when appropriate based upon individual performance, expanded duties, changes in the competitive marketplace and, with respect to upward adjustments, if we are, financially and otherwise, able to pay it. We try to offer competitive base salaries to help attract and retain executive talent.

Bonus and Incentive Compensation

In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our named executive officers based on corporate and individual performance. Each year, our compensation committee or our board of directors may establish performance goals, which may be based on measures such as revenue, achievement of certain research and development milestones, completion of a strategic transaction, and other metrics the directors and management believe to provide proper incentives for achieving long-term shareholder value. Our board of directors retains full discretion over performance evaluation and the amount of any bonuses to be paid to a named executive officer. Annual bonuses, if any, are intended to reward the individual performance of each named executive officer. In addition to an assessment of corporate and individual performance, the determination of the amount of a named executive officer’s bonus may vary from year to year depending on our financial condition and conditions in the industry in which we operate. The amount of such bonuses increases with executive rank so that, as rank increases, a greater portion of total annual cash compensation is based on annual corporate and individual performance. For the year ended December 31, 2024, no performance goals were established for any named executive officer.

As further described below in Named Executive Officer Employment Agreements and Change in Control Arrangements, in January 2024, we paid a signing bonus to Mr. Luther in the amount of $75,000 pursuant to his employment agreements.

Equity-Based Compensation Programs

Historically we have issued stock options to our employees, including our named executive officers, to provide a means whereby our employees may develop a sense of proprietorship and personal involvement in our development and financial success, and to encourage them to devote their best efforts to us, thereby advancing our interests and the interests of stockholders. Our board of directors believes that the granting of equity awards promotes continuity of management and increases incentive and personal interest in our welfare by those who are primarily responsible for shaping and carrying out our long-range plans and pursuing our growth and financial success.

We do not maintain any written policies on the timing of issuing equity-based incentive awards. Our compensation committee has responsibility for granting equity-based incentive awards to our named executive officers and considers whether there is any material nonpublic information (“MNPI”) about the Company when determining the timing and terms of stock option awards. The Compensation Committee generally does not time the grant of stock options in relation to our public disclosure of MNPI. We have not timed the release of MNPI for the purpose of affecting the value of executive compensation. Vesting of equity awards is generally tied to continuous service with us and serves as an additional retention measure.

In January 2024, we granted a stock option award to Mr. Luther pursuant to his employment agreement. For more information regarding this award, see Named Executive Officer Employment Agreements and Change in Control Arrangements below.

In April 2024, we granted to Ms. Gurrola a time-based non-qualified stock option covering 80,000 shares of common stock, of which one-third will vest on the one-year anniversary of the grant date and the remaining shares will vest in 24 substantially equal monthly installments thereafter, subject to her continuous service.

During fiscal year 2024, no named executive officer received a grant of stock options during the period beginning four business days before, and ending one business day after, the filing of a periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of a current report on Form 8-K that discloses material nonpublic information.

Benefits and Perquisites

Employee Benefit Plans

Named executive officers are eligible to participate in our employee benefit plans, including our medical, disability and life insurance plans, in each case, on the same basis as all of our other employees. Our employee benefit plans are designed to assist in attracting and retaining skilled employees. We also maintain a 401(k) plan for the benefit of our eligible employees, including the named executive officers, as discussed below.

401(k) Plan

We maintain a retirement savings plan, or 401(k) plan, that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Under the 401(k) Plan, eligible employees may defer up to 90% of their compensation subject to applicable annual contribution limits imposed by the Internal Revenue Code of 1986, as amended (the “Code”), and limits imposed by non-discrimination testing. Our employees’ pre-tax contributions are allocated to each participant’s individual account and participants are immediately and fully vested in their contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. We match employees’ contributions at a rate of 100% of the first 3% of the employee’s contribution and 50% of the next 2% of the employee’s contribution, for a maximum match of 4%.

Pension Benefits

We do not maintain any pension benefit or retirement plans other than the 401(k) Plan.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Named Executive Officer Employment Agreements and Change in Control Arrangements

The following descriptions summarize the principal terms of our employment agreements with our named executive officers.

Sanjeev Luther

Sanjeev Luther was appointed as our President and Chief Executive Officer effective January 1, 2024. We entered into an employment agreement, dated as of December 19, 2023, with Mr. Luther, which provides for at-will employment until terminated by us or Mr. Luther. Mr. Luther’s employment agreement provides for an annual base salary of $550,000, which amount is subject to periodic review by our board of directors or our compensation committee. Mr. Luther also received a one-time signing bonus of $75,000.

Mr. Luther is eligible to receive an annual cash bonus award in an amount up to 50% of his base salary upon achievement of agreed upon performance targets. The bonus will be determined by our board of directors or our compensation committee and paid annually by March 15 in the year following the performance year on which such bonus is based.

In accordance with the terms of his employment agreement, Mr. Luther was granted an equity award on January 1, 2024, consisting of 1,685,218 non-qualified stock options, which will vest over a four-year period, with 25% of the options vesting on the first anniversary of the grant date, and the remaining options vesting monthly over the remaining three years. On April 26, 2024, the compensation committee approved a modification to Mr. Luther’s stock option award to reduce the vesting term to three years rather than four years, with 25% of the shares subject to the stock option award still vesting on the first anniversary of the grant date, and the balance of the shares vesting monthly over the remaining two years. Vesting generally requires Mr. Luther’s continued employment through the relevant vesting date.

If Mr. Luther’s employment is terminated by us without Cause (as defined in his employment agreement) or by Mr. Luther for Good Reason (as defined in his employment agreement), we will pay Mr. Luther all amounts accrued but unpaid as of the effective date of such termination, as well as a lump sum payment equal to nine months of his salary, as well as up to nine months of continued benefits. Mr. Luther will also be paid a pro-rata performance bonus equal to (x) the performance bonus Mr. Luther would have received based on actual performance for such fiscal year if Mr. Luther had remained employed for the entire fiscal year multiplied by (y) a fraction, the numerator of which is the number of days Mr. Luther was employed during such fiscal year. Notwithstanding the foregoing, if a termination without Cause or for Good Reason occurs beginning upon the occurrence of a Change in Control (as defined in the employment agreement) and ending on the first anniversary of the occurrence of the Change in Control (“Change in Control Protection Period”), Mr. Luther will receive the benefits described in the preceding sentence, but the lump sum severance payment and the payment of benefits will be for a 12-month period and he will receive 100% of his target bonus. In addition, all outstanding and unvested equity awards granted to Mr. Luther during his employment will become immediately vested and exercisable upon such date of termination during the Change in Control Protection Period and will be exercisable for a period of 12 months following the date of termination during the Change in Control Protection Period. Any such severance benefits under the employment agreement are contingent on Mr. Luther entering into and not revoking a general release of claims in favor of our company.

Sandra Gurrola

We entered into an employment agreement, dated as of June 16, 2021, with Sandra Gurrola, which provides for our at-will employment of Ms. Gurrola commencing on June 21, 2021 and continuing until terminated by us or Ms. Gurrola. Ms. Gurrola’s employment agreement provides for an annual base salary of $220,000, which amount is subject to periodic review by our board of directors or our compensation committee. In December 2023, upon the recommendation of our compensation committee, our board of directors approved an increase to Ms. Gurrola’s annual base salary from $220,000 to $275,000. In addition, our board of directors approved a lump sum payment of $33,542 to Ms. Gurrola, representing the additional amount of salary Ms. Gurrola would have received had the increase to her annual base salary taken effect as of May 5, 2023.

Ms. Gurrola is also eligible to receive an annual cash bonus award in an amount up to 35% of her base salary upon achievement of agreed upon performance targets. The bonus will be determined by our board of directors or our compensation committee and paid annually by March 15 in the year following the performance year on which such bonus is based.

In accordance with her employment agreement, in June 2021, Ms. Gurrola was granted 1,750 restricted stock units, 25% of which vests on each anniversary of the grant date over four years. Vesting generally requires Ms. Gurrola’s continued employment through the relevant vesting date.

If Ms. Gurrola’s employment is terminated by us without Cause (as defined in the employment agreement) or by Ms. Gurrola for Good Reason (as defined in the employment agreement), we will pay Ms. Gurrola all amounts accrued but unpaid as of the effective date of such termination, as well as continuation of her salary and benefits for the following six-month period. Notwithstanding the foregoing, if a termination of employment without Cause or for Good Reason occurs within 90 days before or 12 months after a Change in Control (as defined in the employment agreement), Ms. Gurrola will receive the benefits described in the preceding sentence, but the continuation of her salary and benefits will be for 12-month period, and, in addition, Ms. Gurrola will receive a lump-sum payment of her target bonus and the restricted stock units granted to her in June 2021 will fully vest. Any such severance benefits under the employment agreement are contingent on Ms. Gurrola entering into and not revoking a general release of claims in favor of our company.

Outstanding Equity Awards at 2024 Fiscal Year-End

The following table summarizes the number of shares of our common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024.

	Option Awards						Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested shares ($)
Sanjeev Luther,	1/1/2024(1)	—	1,685,218	—	1.80	1/01/2034	—	—	—	—
President and Chief Executive Officer

Sandra Gurrola,	6/21/2021(2)	—	—	—	—	—	437	127	—	—
Sr. Vice President of Finance	3/11/2022(3)	5,725	478	—	38.60	3/11/2032	—	—	—	—
	4/26/2024(4)	—	80,000	—	1.74	4/26/2034	—	—	—	—

1.	The stock option vests over three years, with 25% vesting on the one-year anniversary of the grant date, and the remaining stock options vesting in 24 substantially equal monthly installments thereafter.
2.	The restricted stock units vest at a rate of 25% of the shares subject to the award in four substantially equal annual installments on the anniversary date of the grant date.
3.	The stock option vests in 36 substantially equal monthly installments.
4.	The stock option vests over three years, with one-third vesting on the one-year anniversary of the grant date, and the remaining stock options vesting in 24 substantially equal monthly installments thereafter.

PAY VERSUS PERFORMANCE

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive “compensation actually paid” (“CAP”) and certain Company performance for the fiscal years listed below.

Pay Versus Performance Table

The following table provides the information required for our principal executive officers (“PEOs”) and our non-PEO NEOs for each of the fiscal years ended December 31, 2024, 2023 and 2022 (the “2024 fiscal year,” the “2023 fiscal year” and the “2022 fiscal year”, respectively), along with the financial information required to be disclosed for each such fiscal year by Item 402(v) of Regulation S-K.

Year	Summary Compensation Table for PEO (Luther) (US$)(1)(2)	Compensation Actually Paid to PEO (Luther) (US$)(2)(6)(7)	Summary Compensation Table for PEO (Angel) (US$)(1)(3)	Compensation Actually Paid to PEO (Angel) (US$)(3)(6)(7)	Summary Compensation Table for PEO (Federoff) (US$)(1)(4)	Compensation Actually Paid to PEO (Federoff) (US$)(4)(6)(7)	Average Summary Compensation Table Total for NON-PEOs (US$)(1)(5)	Average Compensation Actually Paid to Non-PEO (US$)(5)(6)(7)	Value of Initial Fixed $100 Investment Based on: Total Shareholder Return (US$)	GAAP Net Loss (US$)(in thousands)
2024	$3,047,818	$770,000	$-	$-	$-	$-	$385,198	$285,209	$0.31	$(44,539)

2023	$-	$-	$824,680	$591,975	$-	$-	$333,996	$328,318	$1.89	$(21,668)

2022	$-	$-	$1,151,254	$532,184	$2,230,021	$(5,198,932)	$792,978	$65,814	$87.79	$(24,579)

(1)	The Summary Compensation Table (“SCT”) numbers include the values as reported in this proxy statement for fiscal years 2024 and as reported in the proxy statements filed on October 7, 2024 and May 5, 2023 for the 2023 and 2022 fiscal years, respectively.

(2)	Mr. Luther was appointed our President and Chief Executive Officer (PEO) on January 1, 2024 and to our board of directors effective January 1, 2024.

(3)	Dr. Angel was appointed our Interim Chief Executive Officer (PEO) and President on May 26, 2022 and to our board of directors effective June 6, 2022. Dr. Angel was appointed our Chief Executive Officer (PEO) and President on January 1, 2023. Dr. Angel resigned as our Chief Executive Officer and President and from our board of directors effective August 4, 2023 and was reappointed as our Chief Executive Officer and President on August 9, 2023. Dr. Angel subsequently resigned as our Chief Executive Officer and President effective December 31, 2023.

(4)	Dr. Federoff resigned as the Company’s Chief Executive Officer (PEO) and as a member of the Board effective on May 26, 2022.

(5)	The non-PEO NEOs in the 2023 fiscal year were Ms. Gurrola and Mr. Andrew Jackson. The non-PEO NEOs in the 2022 fiscal year were Mr. Jackson, Dr. Rodger Sidhu and Dr. Kevin D’Amour.

(6)	SEC rules require certain adjustments be made to the SCT total compensation to determine CAP as reported in the Pay Versus Performance Table above. CAP does not represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. Generally, CAP is calculated as SCT total compensation adjusted to include the fair market value of equity awards as of the applicable fiscal year end, or, if earlier, the vesting date (rather than the grant date). NEOs do not participate in a defined benefit plan, so no adjustment for pension benefits is included in the table below. The following table details these adjustments:

	2024		2023		2022
	PEO (Mr. Luther)	Average of Other Non-PEO NEOs	PEO (Dr. Angel)	Average of Other Non-PEO NEOs	PEO (Dr. Angel)	PEO (Dr. Federoff)	Average of Other Non-PEO NEOs

Total Compensation from SCT	$3,047,818	$385,198	$824,680	$333,996	$1,151,254	$2,230,021	$792,978

Subtractions:
SCT Value of Stock and Option Awards	2,422,818	110,198	461,680	-	910,453	1,397,979	417,797

Adjustments:
Addition: Fair value at covered year-end of awards granted during the covered fiscal year that are outstanding and unvested at covered year-end	145,000	11,583	-	-	224,288	-	23,502

Addition: Fair value at vest date of awards granted and vested during the covered fiscal year	-	-	394,732	-	67,095	51,316	6,921

Addition (Subtraction):
Year-over-year change in fair value of awards granted in any prior fiscal year that are outstanding and unvested at covered year end	-	(144)	-	(685)	-	-	(170,358)

Addition (Subtraction):
Change as of the vesting date (from the end of the prior fiscal year) in fair value of awards granted in any prior fiscal year for which all vesting conditions were satisfied at the end of or during the covered fiscal year	-	(1,229)	(12,450)	(390)	-	(1,265,735)	(106,132)

(Subtraction): Fair value at end of prior year of awards granted in any prior fiscal year that fail to meet the applicable vesting conditions during the covered fiscal year	-	-	(153,307)	(4,603)	-	(4,816,555)	(63,300)

Total adjustments for equity awards	145,000	10,209	228,976	(5,678)	291,383	(6,030,974)	(309,367)

Compensation Actually Paid (as calculated)	$770,000	$285,209	$591,975	$328,318	$532,184	$(5,198,932)	$65,814

(8)	The tables below illustrate the valuation assumptions as of the vesting date for awards that vested in the 2024 fiscal year, the 2023 the fiscal year and the 2022 fiscal year computed in a manner consistent with the fair value methodology used to account for stock-based compensation in our Consolidated Financial Statements contained in the applicable Annual Report on Form 10-K filed with the SEC. For a description of such valuation assumptions, see Note 15, Stock-Based Compensation, in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K file with the SEC on March 12, 2025.

	Weighted Average Fair Value at Vest Date
	2024	2023	2022
Restricted stock units	$1.94	$2.48	$8.22

	Valuation Assumptions at Vest Date
Stock Options	2024	2023	2022
Risk-free interest rate	3.36% - 5.28%	3.76% - 4.89%	2.09% - 4.38%
Volatility	90.87% - 97.72%	93.96% - 100.01%	90.05% - 95.42%
Dividend yield	0%	0%	0%
Expected life (in years)	3.39 - 5.17	4.12 - 5.00	4.38 - 4.50

Relationship between CAP and TSR

The graphs below reflect the relationship between the PEO and average non-PEO NEO CAP and the Company’s cumulative indexed Total Shareholder Return (“TSR”) (assuming an initial fixed investment of $100) for the 2024, 2023 and 2022 fiscal years:

PEO CAP vs TSR (January 1, 2022 – December 31, 2024)

Average Other NEO CAP vs TSR (January 1, 2022 – December 31, 2024)

Relationship Between CAP and Net Income (GAAP)

The graph below reflects the relationship between the PEO and average non-PEO NEO CAP and the Company’s net income for the applicable reporting year. As a pre-commercial biotechnology company, we do not tie executive compensation to net income performance, and we do not have other financial metrics that are used to determine executive compensation. See the “—Narrative to Summary Compensation Table” for more information regarding how we compensate our NEOs.

DIRECTOR COMPENSATION

We have a non-employee director compensation program to compensate our non-employee directors for their service in such capacity with annual retainers and equity compensation as described below. However, since August 2022, we have not compensated our non-employee directors in accordance with our non-employee director compensation program.

During 2024, we did not compensate any of our directors, in either cash or equity, for their service in such capacity. On January 1, 2024, we granted to Dorothy Clarke a stock option to purchase 84,261 shares of our common stock as compensation for her services as a member of our board of directors from August 28, 2023 until December 31, 2023, for which she had previously not been compensated.

In April 2024, we awarded each of Jim Bristol and Peter Cicala a stock option grant to purchase 124,525 and 88,943 shares of our common stock, respectively, which vest in full on the one-year anniversary of the grant date.

In connection with her appointment as a member of our board of directors on January 7, 2025, we awarded Elena Ratner a stock option grant to purchase 140,078 shares of our common stock, which vests over three years, with one-third vesting on the one-year anniversary of the grant date and the remaining options vesting in 24 substantially equal monthly installments thereafter.

Our compensation committee and Board are assessing our non-employee director compensation program, and if and when we restart compensating our non-employee directors for their service in such capacity, the elements of our non-employee director compensation program may be different from what is described below.

Compensation Element	Amount
Annual Board Member Compensation	Paid in cash or stock options at our board’s discretion. Cash paid in quarterly installments or upon the effective date of an earlier resignation of the non-employee director. Stock Options to vest quarterly over one year from grant date:

Board Member: $40,000
Board Chair: $70,000

Committee Member Retainers	Paid in cash or stock options at our board’s discretion. Cash paid in quarterly installments or upon the effective date of an earlier resignation of the non-employee director. Stock Options to vest quarterly over one year from grant date:

Audit Committee: $7,500
Compensation Committee: $5,000
Nominating/Governance Committee: $4,000

Leadership Supplemental Retainer	Paid in cash or stock options, ‘s discretion. Cash paid in quarterly installments or upon the effective date of an earlier resignation of the non- employee director. Stock Options to vest quarterly over one year from grant date:

Audit Committee Chair: $15,000
Compensation Committee Chair: $10,000
Nominating/Governance Committee Chair: $8,000

New Director Equity Award (outside directors)

Option for 8,290 shares of Common Stock, which option shall have an exercise price equal to the fair market value per share of common stock, as determined under the 2020 Plan, and, subject to continued service on our board of directors, vest in an initial installment of one-third of the shares on the first anniversary of the grant date, with the remaining shares to vest in 24 substantially equal installments thereafter.

Our board of directors and our compensation committee designed our non-employee director compensation program to reward directors for their contributions to our success, align the director compensation program with stockholder interests, and provide competitive compensation necessary to attract and retain high quality non-employee directors. We do not pay fees to any of our directors for meeting attendance.

2024 Director Compensation

The following table sets forth the compensation of each director, who is not a named executive officer, for service during 2024. This table excludes Mr. Luther, who is a named executive officers and does not receive any compensation from us for his service as a director. See the section above entitled “Executive Officer Compensation” for information about Mr. Luther’s compensation.

Director	Fees Earned or Paid in Cash ($)	Option Awards ($)[1]	All Other Compensation ($)	Total ($)
James Bristol	$-	$167,200	$-	$167,200
Dorothy Clarke[2]	-	120,776	-	120,776
Peter Cicala	-	119,424	-	119,424
William Wexler	-	-	-	-

(1)	The amounts reported in this column represent the aggregate grant date fair value of stock options granted during 2024. These amounts were calculated in accordance with FASB ASC Topic 718, Compensation – Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used in computing the dollar amount recognized for financial statement reporting purposes, see Note 15, Stockholders’ Equity, in the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K filed with the SEC on March 12, 2025.
(2)	Amount excludes compensation Ms. Clarke received as an employee.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

In accordance with the terms of our bylaws, our board of directors determines the number of directors constituting the entire board. Our board of directors has fixed such number at five. All five directors are to be elected at the annual meeting, each to hold office until next year’s annual meeting of stockholders or until his successor is duly elected and qualified.

Our nominating and corporate governance committee recommended for nomination, and our board of directors nominated, the following five individuals, each of whom currently serves on our board of directors, for election to our board of directors at the annual meeting. Each nominee has consented to serve as a director if elected.

James Bristol	Peter Cicala	Sanjeev Luther	Elena Ratner	William Wexler

Our board of directors believes that each of these director nominees possesses the experience, skills, and qualities to fully perform their duties as a director and contribute to our success. These nominees have been nominated because they possess the highest standards of personal integrity, interpersonal and communication skills, are highly accomplished in their fields, understand the interests and issues that are important to our stockholders, and are able to dedicate sufficient time to fulfilling their obligations as directors. Our directors as a group complement each other with their respective experiences, skills, and qualities. While our directors make up a diverse group in terms of age, gender and professional experience, together they comprise a cohesive body in terms of board process and collaboration. The section titled “Directors & Executive Officers” of this proxy statement contains more information about the leadership skills and other experience that led our nominating and corporate governance committee and our board of directors to conclude that these nominees should serve on our board of directors.

Although we do not anticipate that any nominee will be unable or unwilling to serve as a director, in the event of such an occurrence, proxies may be voted in the discretion of the persons named in the proxy for a substitute designated by our board of directors, unless our board of directors decides to reduce the number of directors constituting our board of directors.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2 - RATIFICATION OF AUDITORS PROPOSAL

Our audit committee selected and appointed Grant Thornton LLP (“Grant Thornton”) to serve as our independent registered public accounting firm for the 2025 fiscal year. In selecting Grant Thornton as our independent registered public accounting firm, our audit committee considered several factors, including:

●	the professional qualifications of Grant Thornton, the lead audit partner, and other key engagement personnel;
●	Grant Thornton’s independence and its processes for maintaining its independence;
●	the appropriateness of Grant Thornton’s fees for audit and non-audit services; and
●	the results of our management’s and our audit committee’s annual evaluations of the qualifications, performance and independence of Grant Thornton.

Although ratification of the appointment of our independent registered public accounting firm is not required by law or otherwise, our board of directors is submitting the appointment of Grant Thornton to our stockholders for ratification. Our audit committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered public accounting firm; however, our audit committee is solely responsible for the appointment and termination of our auditors and may do so at its discretion.

A representative from Grant Thornton is expected to be present at the annual meeting, will have the opportunity to make a statement, if he or she desires to do so, and is expected to be available to respond to appropriate questions.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

Fees and Services of Independent Registered Public Accounting Firm

The table below summarizes the fees billed to us by Grant Thornton for each of the last two fiscal years.

Year	Audit Fees	Audit- Related Fees	Tax Fees	All Other Fees	Total
2023	$516,224	$—	$—	$—	$516,750
2024	$399,130	$—	$—	$—	$399,130

Audit Fees. Audit fees consist of fees for professional services rendered for the audit of our consolidated financial statements (including tax services performed to fulfill the auditor’s responsibility under generally accepted auditing standards), reviews of the interim financial statements included in Forms 10-Q and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Audit-related fees consist of fees for assurance and related services (e.g., due diligence) that are reasonably related to the performance of the audit or review of our financial statements and are not reported under audit fees. The nature of those services is comprised of services for employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with proposed or consummated acquisitions, internal control reviews, attest services related to financial reporting that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.

Tax Fees. Tax fees consist of fees for professional services rendered for tax compliance, tax consulting and tax planning.

All Other Fees. All other fees are fees for products and services other than services in respect of which the fees are reported as audit, audit-related or tax fees.

Policy for Approval of Audit and Permitted Non-Audit Services

All audit and permissible non-audit services provided by the independent registered public accounting firm are pre-approved by our audit committee (or the chair of our audit committee, pursuant to a delegation of authority). These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre- approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis.

PROPOSAL NO. 3 – NON-BINDING ADVISORY RESOLUTION REGARDING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Exchange Act, the Board requests your non-binding advisory vote to approve the compensation of our named executive officers as described in this Proxy Statement under the heading “Executive Compensation” including the tables that follow. Your vote is solely advisory and, therefore, will not be binding; however, our board, the compensation committee and the Company will consider the voting results when making future compensation decisions for our named executive officers.

Our board of directors encourages stockholders to read the Executive Compensation section, including the tables that follow, to review the correlation between compensation and performance.

Our board remains committed to sound corporate governance practices and shares the interest of stockholders in maintaining effective executive compensation. Our board believes that our executive compensation, which is focused on the Company’s long-term value, has a proven record of effectively driving the Company’s performance as a result of the continued leadership of these named executive officers and believes that it will assist us in retaining our senior leadership team.

We are asking stockholders to vote on the following advisory resolution:

“RESOLVED, that the compensation paid to Ernexa’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOREGOING RESOLUTION TO APPROVE ON A NON-BINDING ADVISORY BASIS THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 - ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act and related SEC rules, our stockholders are entitled to cast an advisory vote for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers. By voting on this, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation every year, every two years or every three years.

After careful consideration of the various arguments supporting each frequency level, our board of directors believes that submitting the advisory vote on executive compensation to stockholders every three years is appropriate for the Company and our stockholders at this time. The advisory vote on executive compensation every three years will allow our stockholders to evaluate executive compensation on a more thorough, long-term basis than a more frequent vote. Too-frequent executive compensation advisory votes may encourage short-term analysis of executive compensation and annual or biennial executive compensation advisory votes also may not allow stockholders sufficient time to evaluate the effect of changes we make to executive compensation.

Stockholders are being asked for their views on the frequency of the advisory vote on executive compensation and are not voting to approve or disapprove the recommendation of our board of directors. Although the vote on this proposal is advisory, and therefore not binding on the Company or our board of directors, our board of directors values input from our stockholders and will consider the outcome of the vote in determining the frequency of future advisory votes on executive compensation.

Stockholders may cast a vote on the preferred voting frequency by choosing the option of one year, two years, three years (or abstain from voting) when voting on the following resolution:

“RESOLVED, that the stockholders of Ernexa determine, on an advisory basis, that the frequency with which the stockholders wish to have an advisory vote on the compensation of the company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules is:

●	Choice 1 - every three years;
●	Choice 2 - every two years;
●	Choice 3 - every year; or
●	Choice 4 - abstain from voting.”

OUR BOARD OF DIRECTORS RECOMMENDS A FREQUENCY OF “THREE YEARS” FOR FUTURE VOTING ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 5 – APPROVAL OF AMENDMENT 1 TO THE RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Background

On March 31, 2025, our board of directors unanimously adopted resolutions (i) approving Amendment 1 to effect the Reverse Stock Split and declaring Amendment 1 and the Reverse Stock Split advisable and (ii) directing that the Reverse Stock Split Proposal be submitted to our stockholders for approval.

If approved by our stockholders, our board of directors would be permitted, but not required, to effect the Reverse Stock Split at any time prior to the close of business on [●], 2025, by a ratio in the range of 1-for-10 to 1-for-15 (the “Range”), with the exact ratio to be set within the Range by our board of directors in its sole discretion and publicly announced by us (the “Effective Ratio”). If we proceed with a Reverse Stock Split, the Reverse Stock Split will be effected only on the Effective Ratio. The Reverse Stock Split, if effected, would affect all of our holders of common stock uniformly, with the number of outstanding shares of our common stock being reclassified and combined into a lesser number of shares (without reducing the number of authorized shares of our common stock). The following description of Amendment 1 is a summary and is qualified in its entirety by the full text of Amendment 1, which is set forth on Appendix A attached to this Proxy Statement.

If stockholders approve the Reverse Stock Split Proposal, our board of directors, in its sole discretion, could determine to cause Amendment 1 to be filed with the Delaware Secretary of State and effect the Reverse Stock Split at any time prior to the close of business on [●], 2025. Even with stockholder approval of the Reverse Stock Split Proposal, our board of directors may determine, in its sole discretion, not to proceed with the Reverse Stock Split or file Amendment 1. No further action on the part of the stockholders will be required to either implement or abandon the Reverse Stock Split. If Amendment 1 has not been filed with the Secretary of State of the State of Delaware by the close of business on [●], 2025, our board of directors will abandon Amendment 1 and the Reverse Stock Split. For the reasons described below, however, our board of directors currently intends to effect the Reverse Stock Split if approved by our stockholders at the Annual Meeting.

Purpose of Reverse Stock Split

Meet certain continued listing requirements of the Nasdaq Stock Market LLC.

To continue our listing on the Nasdaq Stock Market LLC (“Nasdaq”), we must comply with Nasdaq listing rules, which include a minimum bid price requirement of $1.00 per share. As previously reported, on December 30, 2024, we received a notice from the Listing Qualifications Staff (the “Staff”) of Nasdaq, indicating that, based upon the closing bid price of our common stock for the prior 30 consecutive business days, we no longer met Nasdaq Listing Rule 5550(a)(2), which requires listed companies to maintain a minimum bid price of at least $1 per share.

Nasdaq Listing Rule 5810(c)(3)(A) provides a compliance period of 180 calendar days, or until June 30, 2025, in which to regain compliance with the minimum bid price requirement. If our closing bid price is at least $1 per share for a minimum of 10 consecutive business days during the 180-day compliance period, Nasdaq will provide written confirmation that the Company has regained compliance. In the event we do not regain compliance with the $1 bid price requirement by June 30, 2025, we may be eligible for consideration of a second 180-day compliance period if we meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq’s Capital Market, with the exception of the minimum bid price requirement. In addition, we would also be required to notify Nasdaq of our intent to cure the minimum bid price deficiency by effecting a reverse stock split, if necessary. If it appears to the Staff that we will not be able to cure the deficiency, or if we are otherwise not eligible, the Staff will provide us will its notice that our securities will be subject to delisting.

In addition, as previously disclosed, on January 6, 2025, the Company received a notice from the Nasdaq Staff indicating that for the last 35 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing on the Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “Market Value Standard”).

Nasdaq Listing Rule 5810(c)(3)(C) provides a compliance period of 180 calendar days, or until July 7, 2025, in which to regain compliance with the Market Value Standard. If at any time during the compliance period the Company’s MVLS closes at $35 million or more for a minimum of 10 consecutive business days, Nasdaq will provide written confirmation that the Company has regained compliance. In the event the Company does not regain compliance with the Market Value Standard by July 7, 2025, the Staff will provide the Company notice that the Company’s securities will be subject to delisting, at which time, the Company may appeal the delisting determination.

Our board of directors has considered the potential harm to us and our stockholders should our common stock be delisted from Nasdaq. Delisting could adversely affect the liquidity of our common stock. If our common stock is delisted from Nasdaq, we anticipate that it would trade on the OTCQB or the OTCID, which are unorganized, inter-dealer, over-the-counter markets and generally provide less liquidity than Nasdaq. An investor likely would find it less convenient to sell, or to obtain accurate quotations in seeking to buy, our common stock on an over-the-counter market. Many investors likely would not buy or sell our common stock due to difficulty in accessing over-the-counter markets, policies preventing them from trading in securities not listed on a national exchange or for other reasons. Our board of directors believes that the Reverse Stock Split is a potentially effective means for us to maintain compliance with the $1.00 minimum bid requirement and to avoid, or mitigate, the likely adverse consequences of our common stock being delisted from Nasdaq by producing the immediate effect of increasing the bid price of our common stock. There is no assurance that, even if the Company completes the Reverse Stock Split, the Company will regain and maintain compliance with Nasdaq continued listing requirements.

Potentially improve the marketability and liquidity of our common stock.

Our board of directors believes that the increased market price of our common stock expected as a result of implementing the Reverse Stock Split could improve the marketability and liquidity of our common stock and encourage trading in our common stock.

Appeal to a broader range of investors to generate greater investor interest in the Company.

We believe that the Reverse Stock Split and an increase in our stock price may make our common stock more attractive to a broader range of institutional and other investors. Many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers, which reduces the number of potential purchasers of our common stock. In addition, some of those policies and practices may function to make the processing of trades in low-priced stocks economically less attractive to brokers. Investors may also be dissuaded from purchasing lower-priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, we believe the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. Further, lower-priced stocks have a perception in the investment community as being riskier and more speculative, which may negatively impact not only the price of our common stock, but also our market liquidity.

Certain Risks Associated With the Reverse Stock Split

There are certain risks associated with a reverse stock split, and we cannot accurately predict or assure you that the Reverse

Stock Split will produce or maintain the desired results. However, our board of directors believes that the benefits to the Company and our stockholders outweigh the risks and recommends that you vote in favor of the Reverse Stock Split Proposal.

We cannot assure you that the proposed Reverse Stock Split, if effected, will increase our stock price. There can be no assurance that the total market capitalization of our common stock (the aggregate value of all of our outstanding common stock at the then market price) after the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split, that the per share market price of our common stock following the Reverse Stock Split will either equal or exceed the current per share market price or that our common stock will not be subject to de-listing by Nasdaq.

On [●], 2025, the closing sale price of our common stock was $[●] per share. We expect that the Reverse Stock Split, if effected, will increase the per share trading price of our common stock. However, we cannot assure you that the market price per share of our common stock after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of shares of common stock outstanding before the Reverse Stock Split. The effect of the Reverse Stock Split on the per share trading price of our common stock cannot be predicted with any certainty, and the history of reverse stock splits for other companies is varied, particularly since some investors may view a reverse stock split negatively. In many cases, the market price of a company’s shares declines after a reverse stock split, or the market price of a company’s shares immediately after a reverse stock split does not reflect a proportionate or mathematical adjustment to the market price based on the ratio of the reverse stock split. Accordingly, there can be no assurance that the total market capitalization of our common stock after the implementation of the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split or that the per share market price of our common stock following the Reverse Stock Split will increase in proportion to the reduction in the number of shares of our common stock outstanding in connection with the Reverse Stock Split.

Reducing the number of outstanding shares of our common stock through the Reverse Stock Split, if we decide to proceed with the Reverse Stock Split, is intended, absent other factors, to increase the per share trading price of our common stock. However, even if we implement the Reverse Stock Split, the per share trading price of our common stock may decrease due to factors unrelated to the Reverse Stock Split. Other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the per share trading price of our common stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the benefits that we anticipate, that the per share trading price of our common stock will increase following the Reverse Stock Split or that the per share trading price of our common stock will not decrease in the future. Although no assurances are possible concerning the trading price of our common stock if the Reverse Stock Split is effected or concerning future fluctuations in the market prices of our common stock after the Reverse Stock Split, based on such price, our intention in determining the reverse stock split ratio to be reflected in the Reverse Stock Split is that such ratio will result in minimum bid prices for our common stock immediately after the Reverse Stock Split exceeding the minimum bid price requirement for continued listing on Nasdaq, although whether the minimum bid price of our common stock continues to exceed the required minimum for a period of 30 consecutive trading days will depend in part on the ratio of the Reverse Stock Split and future fluctuations in the minimum bid price of our common stock.

The proposed Reverse Stock Split may decrease the liquidity of our common stock and result in higher transaction costs.

The liquidity of our common stock may be negatively impacted by the Reverse Stock Split, given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the per share trading price does not increase proportionately as a result of the Reverse Stock Split. In addition, if the Reverse Stock Split is implemented, it will increase the number of our stockholders who own “odd lots” of fewer than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock. In addition, although we believe the Reverse Stock Split may enhance the marketability of our common stock to certain potential investors, we cannot assure you that, if implemented, our common stock will be more attractive to investors. While our board of directors believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per-share price that will attract certain types of investors, such as institutional investors or investment funds, and such share price may not satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not improve as a result of a Reverse Stock Split and could be adversely affect by a higher per share price. Accordingly, the Reverse Stock Split may not achieve the desired results of increasing marketability of our common stock as described above.

The Reverse Stock Split may result in future dilution to our stockholders.

The Reverse Stock Split will reduce the number of outstanding shares of our common stock without a proportionate reduction in the number of shares of authorized but unissued common stock in our Restated Certificate, which will give us a larger number of authorized shares available to be issued in the future without further stockholder action, except as may be required by applicable laws or the rules of any stock exchange on which our common stock is listed. The issuance of additional shares of our common stock may have a dilutive effect on the ownership of existing stockholders.

Potential Anti-Takeover Effect

By increasing the number of authorized but unissued shares of common stock, the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect, although this is not the intent of our board of directors. For example, our board of directors might be able to delay or impede a takeover or transfer of control of our company by causing such additional authorized but unissued shares to be issued to holders who might side with our board of directors in opposing a takeover proposal that the board of directors determines is not in the best interests of the Company or our stockholders. The Reverse Stock Split could therefore have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the Reverse Stock Split could limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The Reverse Stock Split could have the effect of permitting our current management, including our current board of directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, our board of directors is not aware of any attempt to take control of the Company and the board of directors did not authorize the Reverse Stock Split with the intent that it be utilized as a type of anti-takeover device.

Procedure for Effecting the Reverse Stock Split

The effective time of the Reverse Stock Split (the “Effective Time”), if approved by stockholders and implemented by the Company, will be the date and time on the effectiveness of Amendment 1 that is filed with the Secretary of State of the State of Delaware. If the Reverse Stock Split Proposal is approved and the board of directors determines to proceed with the Reverse Stock Split, the exact timing of the filing of Amendment 1 will be determined by our board of directors and included in a public announcement.

If, at any time prior to the filing of Amendment 1 with the Secretary of State of the State of Delaware, notwithstanding stockholder approval, and without further action by the stockholders, our board of directors, in its sole discretion, determines that it is in our best interests and the best interests of our stockholders to delay the filing of Amendment 1 or abandon the Reverse Stock Split, the Reverse Stock Split may be delayed or abandoned. We reserve the right to abandon the Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of the State of Delaware of Amendment 1, even if the authority to effect the Reverse Stock Split has been approved by our stockholders at the Annual Meeting. By voting in favor of the Reverse Stock Split Proposal, you are expressly also authorizing our board of directors to delay, not to proceed with, and abandon, the Reverse Stock Split if it should so decide, in its sole discretion, that such action is in the best interests of the Company and its stockholders.

If a Reverse Stock Split is effected, then after the Effective Time, our common stock will have a new Committee on Uniform Securities Identification Procedures (CUSIP) number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below. After the Reverse Stock Split, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act. Our common stock will continue to be listed on Nasdaq under the symbol “ERNA” subject to any future change of listing of our securities. The Reverse Stock Split is not intended to be, and will not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

Effect of the Reverse Stock Split

If approved and implemented, the Reverse Stock Split will be realized simultaneously and in the same ratio for all of our issued and outstanding shares of common stock. Any fractional shares that would otherwise be issuable as a result of the Reverse Stock Split will be rounded up to the nearest whole share. The Reverse Stock Split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company (subject to the treatment of fractional shares). In addition, the Reverse Stock Split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

We are currently authorized under our Restated Certificate to issue up to 101,000,000 shares of capital stock, composed of 100,000,000 shares of common stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, par value $0.005 per share. While the Reverse Stock Split would decrease the number of outstanding shares of our common stock, the number of authorized shares of common stock would remain at 100,000,000. (However, we are also seeking approval to increase our authorized shares of common stock to 150,000,000 as set forth under Proposal 7.) Consequently, the Reverse Stock Split would have the effect of increasing the number of shares of common stock authorized and available for issuance under our Restated Certificate. Our board of directors believes such an increase is in our and our stockholders’ best interests as it would provide us with greater flexibility to issue shares of common stock in connection with possible future financings, joint ventures and acquisitions, as well as under our equity incentive plans and for other general corporate purposes. Except with respect to the possible conversion or exercise of outstanding warrants, prefunded warrants, options, and convertible preferred stock (each at the option of their respective holders), the vesting of restricted stock units and the second closing under the SPA (see Proposal 8), we do not currently have any plans, understandings, arrangements, commitments or agreements, written or oral, for the issuance of the additional shares of common stock that would become available for issuance if the Reverse Stock Split is effected.

Effect on Beneficial Holders of Common Stock

If we effect the Reverse Stock Split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If a stockholder holds shares of our common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered Holders of Common Stock

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent, Computershare. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the Reverse Stock Split.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNLESS AND UNTIL REQUESTED TO DO SO FOLLOWING THE ANNOUNCEMENT OF THE COMPLETION OF THE REVERSE STOCK SPLIT.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenter’s or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such rights.

Accounting Matters

The Reverse Stock Split will not affect the par value per share of our common stock. As a result, as of the Effective Time of the Reverse Stock Split, the stated capital attributable to common stock on our balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding. Our stockholders’ equity, in the aggregate, will remain unchanged. Any common stock held in treasury will be reduced in proportion to the Reverse Stock Split ratio. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Material United States Federal Income Tax Considerations

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Reverse Stock Split to us and to U.S. Holders (as defined below) that hold shares of our common stock as capital assets for U.S. federal income tax purposes. This discussion is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder, current judicial decisions and administrative rulings, as of the date hereof, all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any such change may cause the U.S. federal income tax consequences of the proposed Reverse Stock Split to vary substantially from the consequences summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below and there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the proposed Reverse Stock Split.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders (as defined below) in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, holders who are treated as non-U.S. persons for U.S. federal income tax purposes, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, holders who are S Corporations or other pass through entities, real estate investment trusts, retirement plans, holders whose functional currency is not the U.S. dollar, accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements, traders that mark-to-market their securities or persons who hold their shares of our common stock as part of a hedge, straddle, conversion or other risk reduction transaction. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the proposed Reverse Stock Split to them.

This summary does not address any tax consequences other than certain U.S. federal income tax consequences of the Reverse Stock Split. The state and local tax consequences, alternative minimum tax consequences, non-U.S. tax consequences and U.S. estate and gift tax consequences of the proposed Reverse Stock Split are not discussed herein and may vary as to each U.S. Holder (as defined below). Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the proposed Reverse Stock Split, whether or not they are in connection with the proposed Reverse Stock Split. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. U.S. Holders (as defined below) should consult their own tax advisors to understand their individual federal, state, local and foreign tax consequences.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement taxable as a corporation) created or organized under the laws of the United States or any subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

THIS SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. EACH STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT.

Tax Consequences to the Company

We believe that the proposed Reverse Stock Split will constitute a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the proposed Reverse Stock Split.

Tax Consequences to U.S. Holders

A U.S. Holder generally should not recognize gain or loss upon the proposed Reverse Stock Split for U.S. federal income tax purposes, except with respect to cash received in lieu of a fractional share of our common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock received pursuant to the proposed Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of our common stock exchanged therefor (reduced by the amount of such basis that is allocated to any fractional share of our common stock that is surrendered in exchange for cash in lieu of such fraction share). The U.S. Holder’s holding period in the shares of our common stock received pursuant to the proposed Reverse Stock Split should include the holding period in the shares of our common stock exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in the recapitalization. U.S. Holders of shares of our common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A U.S. Holder that, pursuant to the proposed Reverse Stock Split, receives cash in lieu of a fractional share of our common stock should generally recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the portion of the U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock surrendered that is allocated to such fractional share. Such capital gain or loss will be short term if the pre-Reverse Stock Split shares were held for one year or less at the effective time of the Reverse Stock Split and long term if held for more than one year. Long-term capital gains of individuals are subject to tax at reduced rates.

A U.S. Holder of our common stock may be subject to information reporting and backup withholding on cash paid in lieu of a fractional share in connection with the proposed Reverse Stock Split. A U.S. Holder of our common stock will be subject to backup withholding if such U.S. Holder is not otherwise exempt and such U.S. Holder does not provide its taxpayer identification number in the manner required or otherwise fails to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against a U.S. Holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. Holders of our common stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

The U.S. federal income tax discussion set forth above does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of such stockholder’s circumstances and income tax situation. Accordingly, we urge you to consult with your own tax advisor with respect to all of the potential U.S. federal, state, local and foreign tax consequences to you of the Reverse Stock Split.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL INCLUDING AMENDMENT 1 AND THE REVERSE STOCK SPLIT.

PROPOSAL NO. 6 – APPROVAL OF AMENDMENT 2 TO THE RESTATED CERTIFICATE OF INCORPORATION TO ALLOW SHAREHOLDER ACTION TO BE TAKEN BY WRITTEN CONSENT

The Board recommends that the Company’s stockholders approve and adopt an amendment to the Company’s Restated Certificate, to allow for action required or permitted to be taken by stockholders of the Company to be effected by written consent of such stockholders in addition to duly called annual or special meetings of such stockholders (the “Amendment 2”).

The text of Amendment 2 is contained in Appendix B. Stockholders should review the text of Amendment 2, together with the Restated Certificate, which is included as an exhibit to the Company’s Annual Report on Form 10-K filed with the SEC.

Pursuant to Section 228 of the Delaware General Corporation Law, or the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Article X of the Company’s Restated Certificate provides that any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders, and that special meetings of stockholders may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. Article X further provides that it may only be amended by the affirmative vote of the holders of at least 80% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class.

Amendment 2 would remove Article X of the Restated Certificate (replacing the text thereof with “Reserved”) such that, in accordance with the DGCL, any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. (Following effectiveness of Amendment 2, special meetings of stockholders could continue to be called by the Board of Directors pursuant to a resolution adopted by a majority of the whole board of directors, in accordance with the bylaws).

In accordance with the DGCL, following effectiveness of Amendment 2, an action by written consent taken by stockholders by less than unanimous consent, will require that prompt notice be given to those stockholders who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting.

The Board has reviewed the growing corporate governance practice to permit stockholders to take action by written consent. After carefully considering relevant trends and best practices, and in view of the Board’s commitment to sound corporate governance, the Board believes that stockholders should be able to act by written consent.

The Board and the governance committee have carefully considered the implications of Amendment 2. By allowing shareholder action by written consent, the Board believes Amendment 2 will facilitate shareholder approval of actions the Board of Directors believes to be in the best interests of the Company. In addition, the Board believes the right of shareholders to act by written consent is increasingly considered by investors to be an important aspect of good corporate governance, to which the Board is firmly committed. The Board unanimously endorsed Amendment 2 for stockholder vote.

Approval and adoption of Amendment 2 requires the affirmative vote of the holders of at least 80% of the outstanding common stock. If Amendment 2 is approved by our stockholders, the Company will file Amendment 2 with the Secretary of State of Delaware, and it will become effective upon its filing. If the stockholders do not approve Amendment 2, then it will not become effective.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE WRITTEN CONSENT PROPOSAL INCLUDING AMENDMENT 2.

PROPOSAL NO. 7 – APPROVAL OF AMENDMENT 3 TO THE RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES

Our board of directors has approved, subject to shareholder approval, an amendment to our Restated Certificate, substantially in the form of Appendix C (“Amendment 3”), to increase our authorized shares of common stock from 100,000,000 to 150,000,000. The increase in our authorized shares of common stock will be effective upon filing of Amendment 3 with the Secretary of State of Delaware, which we intend to do promptly following shareholder approval.

Outstanding Shares and Purpose of the Proposal

Our Restated Certificate currently authorizes us to issue a maximum of 100,000,000 shares of common stock, par value $0.005 per share, and 1,000,000 shares of preferred stock, par value $0.005 per share. Our issued and outstanding securities, as of April 2, 2025, are as follows:

●	62,178,945 shares of common stock;

●	156,112 shares of Series A Preferred Stock convertible into 67,940 shares of common stock;

●	484,499 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $27.45;

●	1,633,736 shares of common stock issuable upon exercise of outstanding prefunded warrants with a weighted average exercise price of $0.005;

●	4,459,786 shares of common stock issuable upon exercise of outstanding options with a weighted average exercise price of $4.58; and

●	437 shares of common stock issuable upon the vesting of restricted stock units.

The increase in authorized shares will provide the Company with sufficient shares to complete the second closing under the SPA (see Proposal 8) and for the issuance of all shares of common stock that are potentially issuable upon conversion or exercise of outstanding warrants, options, convertible notes, and convertible preferred stock. The board also believes that the increase in authorized shares of common stock will provide the Company greater flexibility with respect to the Company’s capital structure for purposes including additional equity financings and stock-based acquisitions.

Effects of the Increase in Authorized Common Stock

The additional shares of common stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of common stock. Although the authorization of additional shares will not, in itself, have any effect on the rights of any holder of our common stock, the future issuance of additional shares of common stock (other than by way of a stock split or dividend) would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing stockholders.

At present, other than in connection with the possible conversion or exercise of outstanding warrants, prefunded warrants, options, and convertible preferred stock (each at the option of their respective holders), the vesting of restricted stock units and the second closing under the SPA (see Proposal 8), the board of directors has no other plans to issue the additional shares of common stock to be authorized under Amendment 3. However, it is possible that some of these additional shares could be used in the future for various other purposes without further shareholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding the Company’s business or product lines through the acquisition of other businesses or products.

We could also use the additional shares of common stock that will become available pursuant to Amendment 3 to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the proposal to increase the authorized common stock has not been prompted by the threat of any hostile takeover attempt (nor is the board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that Amendment 3 could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which stockholders of the Company might otherwise receive a premium for their shares over then current market prices.

No Appraisal Rights

Under Delaware law and our charter documents, holders of our common stock will not be entitled to dissenter’s rights or appraisal rights with respect to the increase in authorized common stock.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AUTHORIZED SHARES PROPOSAL INCLUDING AMENDMENT 3.

PROPOSAL NO. 8 – APPROVAL TO ISSUED MORE THAN 20% OF THE COMPANY’S COMMON STOCK RELATED TO THE SPA TRANSACTION

Description of SPA Transaction

On March 31, 2025, we entered into a securities purchase agreement (the “SPA”) with certain accredited investors (the “SPA Investors”) and a related registration rights agreement. Pursuant to the SPA, we agreed to sell to the SPA Investors, and the SPA Investors agreed to purchase from us 58,262,918 shares of our common stock at a purchase price of $0.1046 per share, and pre-funded warrants to purchase up to 11,048,736 shares of common stock, at a purchase price of $0.0996 per pre-funded warrant. The pre-funded warrants will be exercisable until exercised in full at a nominal exercise of $0.005 per share and may not be exercised to the extent such exercise would cause the holder to beneficially own more than 4.99% or 9.99%, as applicable, of the Company’s outstanding common stock.

Upon the initial closing of the SPA, on April 2, 2025, we sold to the SPA Investors an aggregate of 9,934,016 shares of our common stock and 509,736 pre-funded warrants (such shares, including the shares underlying the pre-funded warrants equal to 19.99% of our outstanding shares as of March 31, 2025). The second closing under the SPA, for the sale of 48,328,902 shares of common stock and 10,539,000 pre-funded warrants, will occur upon satisfaction or waiver of certain conditions, including without limitation, receipt of stockholder approval for such issuance as set forth in this Proposal 8.

Under the registration rights agreement, we agreed to file a registration statement for the resale of the shares issued, and the shares underlying the pre-funded warrants issued in the initial closing under the SPA within 15 days of the initial closing under the SPA, and to file an additional registration statement within 10 days after the second closing under the SPA, for the resale of the shares issued and the shares underlying the pre-funded warrants issued under the second closing under the SPA. We also agreed to use our reasonable best efforts to have the initial registration statement declared effective within 45 days from the filing date (or 60 days if the registration statement is reviewed by the SEC) and to have the additional registration statement declared effective within 30 days of the filing date (or 60 days if the registration statement is reviewed by the SEC).

We are submitting this Proposal 8 to our stockholders in order to obtain the requisite stockholder authorization in accordance with the SPA and Nasdaq listing rules, specifically Rule 5635(d), to issue and sell shares of our common stock to the SPA Investors in excess of 20% of the outstanding shares of our common stock as of the date we entered into the SPA.

Requirement to Seek Stockholder Approval

As a result of the listing of our common stock on The Nasdaq Capital Market, issuances of our common stock are subject to the Nasdaq Listing Rules, including Rule 5635(d), which requires us to obtain stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by us of more than 19.99% of our outstanding shares of our common stock (or securities convertible into or exercisable for shares of our common stock) at a price less than the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (such lower price, the “Minimum Price”) (the “Nasdaq 20% Rule”).The purchase price under the SPA is lower than the Minimum Price.

Accordingly, to allow us to complete the second closing under the SPA in accordance with the conditions thereunder and the Nasdaq 20% Rule, we are seeking stockholder approval to issue greater than 20% of our outstanding shares as of the date we entered into the SPA.

Effect of Failure to Obtain Stockholder Approval

If the stockholders do not approve this Proposal No. 8, then we will be unable to satisfy the conditions to complete the second closing under the SPA and complete such second closing in compliance with the Nasdaq 20% Rule.

Effect of Approval

If this Proposal No. 8 is approved by our stockholders, we would be able to complete the second closing under the SPA in accordance with the Nasdaq 20% Rule, subject to satisfaction or waiver of certain other customary closing conditions.

Our issuance of these additional shares of common stock under the second closing under the SPA will result in greater dilution to existing stockholders and may result in a decline in our stock price or greater price volatility.

Each such additional share of common stock that would be issuable to the SPA Investors under the SPA would have the same rights and privileges as each share of our currently authorized common stock.

If a quorum is present, approval, for purposes of complying with Nasdaq Listing Rule 5635(d), of the potential issuance and sale of more than 20% of the Company’s issued and outstanding common stock pursuant to the SPA requires that a majority of the votes cast for such proposal are cast “FOR” approval.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE SPA PROPOSAL.

WHERE TO GET ADDITIONAL INFORMATION

Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports, and proxy statements and other information we file or furnish pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website at website at https://investor.ernexatx.com/financials/sec-filings as soon as reasonably practicable after we electronically file such reports with, or furnish them to, the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including our company.

ANNUAL REPORT

Any person who was a beneficial owner of our common stock on the record date for the meeting may request a copy of our annual report on Form 10-K, including the financial statements and the financial statement schedules, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as our stockholder on such record date. Requests should be directed to Ernexa Therapeutics Inc., Attention: Secretary, 1035 Cambridge Street, Suite 18A, Cambridge, Massachusetts 02141.

OTHER BUSINESS

As of the time of preparation of this proxy statement, we do not know of any matter to be acted upon at the meeting other than the matters described in this proxy statement. If any other matter properly comes before the meeting, however, the proxy holders will vote the proxies thereon in accordance with the recommendation of our board of directors.

THIS PROXY STATEMENT IS DATED [●], 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO

THE CONTRARY. You should rely only on the information provided in this proxy statement. We have not authorized any person to provide information other than that provided herein.

APPENDIX A

REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ernexa therapeutics Inc.

Ernexa Therapeutics Inc. (the “Corporation”), a Delaware corporation, does hereby certify that:

1. The certificate of incorporation of the Corporation is hereby amended by adding the following paragraph to the end of Article IV thereof:

“Effective immediately upon the effectiveness of the Certificate of Amendment adding this paragraph to Article IV of this Certificate of Incorporation (the “Effective Time”), each ten (10) to fifteen (15) shares of Common Stock that are issued and outstanding immediately prior to the Effective Time shall be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, with the exact ratio within such range to be determined by the Board of Directors prior to the Effective Time and publicly announced by the Corporation, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Reverse Stock Split shall occur automatically without any further action by the Corporation or its stockholders and whether or not any certificate representing such shares immediately prior to the Effective Time (the “Old Certificate”) is surrendered to the Corporation. The Reverse Stock Split shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Common Stock. The Reverse Stock Split shall be effected on a certificate-by-certificate basis and no fractional shares shall be issued upon the reclassification and combination. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. Following the Effective Time, each Old Certificate shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been reclassified and combined, subject to the elimination of fractional share interests as described above, until such time as such Old Certificate has been surrendered to the Corporation.”

2. The amendment set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3. On [   ], 2025, the Board of Directors of the Corporation determined that each [    ( )] shares of the Corporation’s common stock, par value $0.005 per share (“Common Stock”), issued and outstanding immediately prior to the Effective Time, shall automatically be reclassified and combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, pursuant to the amendment set forth in this Certificate of Amendment. The Corporation publicly announced this ratio on [   ], 2025.

4. This Certificate of Amendment shall be effective on [   ], 2025 at [   ] Eastern Time.

[Remainder of Page Intentionally Left Blank]

APPENDIX B

ACTIONS BY WRITTEN CONSENT

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ernexa therapeutics Inc.

Ernexa Therapeutics Inc. (the “Corporation”), a Delaware corporation, does hereby certify that:

1. Article X of the restated certificate of incorporation is hereby amended and restated in its entirety to read as follows:

“Reserved.”

2. The amendment set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

APPENDIX C

AUTHORIZED SHARES

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

ernexa therapeutics Inc.

Ernexa Therapeutics Inc. (the “Corporation”), a Delaware corporation, does hereby certify that:

1. The first sentence of Article IV of the restated certificate of incorporation is hereby amended and restated in its entirety to read as follows:

The total number of shares of stock which the Corporation shall have authority to issue is 151,000,000 shares, of which 150,000,000 shares shall be Common Stock, par value $.005 per share, and 1,000,000 shall be Preferred Stock, par value $.005 per share.

2. The amendment set forth in this Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 1, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ERNA2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 1, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V70679-P32563

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ERNEXA THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Withhold**
1a. James Bristol	☐	☐
1b. Peter Cicala	☐	☐
1c. Sanjeev Luther	☐	☐
1d. Elena Ratner	☐	☐
1e. William Wexler	☐	☐

The Board of Directors recommends you vote FOR the following proposals:	**For**	**Against**	**Abstain**
2. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2025 fiscal year.	☐	☐	☐
3. To approve, by non-binding vote, the compensation disclosed in the Proxy Statement of the Company's executive officers, who are named in the Proxy Statement Summary Compensation Table.	☐	☐	☐

The Board of Directors recommends you vote 3 YEARS on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. To recommend, by non-binding vote, the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V70680-P32563

ERNEXA THERAPEUTICS, INC.
Annual Meeting of Stockholders
June 2, 2025 11:00 AM EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Sanjeev Luther and Sandra Gurrola, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of stock of Ernexa Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, EDT on June 2, 2025, at the virtual-only meeting at www.virtualshareholdermeeting.com/ERNA2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side